AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1996
                                                Registration No. 33-____________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                              CAFE LA FRANCE, INC.
              ----------------------------------------------------
                 (Name of small business issuer in its charter)

                DELAWARE                                      5812
                --------                                      ----
    (State or other jurisdiction                  (Primary Standard Industrial
  of incorporation or organization)                Classification Code Number)


                                   05-0486226
                                   ----------
                                (I.R.S. Employer
                               Identification No.)


                                THOMAS W. DEJORDY
                              CAFE LA FRANCE, INC.
                              216 WEYBOSSET STREET
                         PROVIDENCE, RHODE ISLAND 02903
                                 (401) 453-2233
                   (Address and telephone number of principal
                     executive offices and name, address and
                     telephone number of agent for service)


                                   COPIES TO:
MICHAEL F. SWEENEY, ESQ.                          WILLIAM M. PRIFTI, ESQ.
DUFFY & SWEENEY                                   LYNNFIELD WOODS OFFICE PARK
300 TURKS HEAD BUILDING                           220 BROADWAY, SUITE 204
PROVIDENCE, RHODE ISLAND 02903                    LYNNFIELD, MASSACHUSETTS 01940
(401) 455-0700                                    (617) 593-4525

                            -------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED MAXIMUM
                   TITLE OF EACH CLASS                      AMOUNT TO BE     OFFERING PRICE      PROPOSED MAXIMUM      AMOUNT OF
              OF SECURITIES TO BE REGISTERED                 REGISTERED       PER UNIT(1)       AGGREGATE OFFERING    REGISTRATION
                                                                                                                          FEE
====================================================================================================================================
Common Stock..........................................      1,322,500(2)         $4.25            $5,620,625.00        $1,703.22
------------------------------------------------------------------------------------------------------------------------------------
Redeemable Warrants to Purchase Common Stock..........      1,322,500(3)         $0.10            $  132,250.00        $   40.08
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Redeemable Warrants...........      1,322,500           $5.525            $7,306,812.50        $2,214.18
------------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants................................        115,000                -                        -                -
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Underwriter's Warrants........        115,000            $5.95            $  684,250.00        $  207.35
------------------------------------------------------------------------------------------------------------------------------------
Redeemable Warrants Underlying Underwriter's Warrants.        115,000            $0.14            $   16,100.00        $    4.89
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Redeemable Warrants Underlying
Underwriter's Warrants................................        115,000           $7.735            $  889,525.00        $   269.55
------------------------------------------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE................................                                                                 $ 4,439.27
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Includes 172,500 shares subject to the Underwriter's over-allotment option.
(3) Includes 172,500 Redeemable Warrants subject to the Underwriter's over-allotment option.

                     --------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.









                         [CAFE LOGO/MENU SAMPLE/PHOTOS]














         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1996
PROSPECTUS

                        1,150,000 SHARES OF COMMON STOCK
                          1,150,000 REDEEMABLE WARRANTS


                                     [LOGO]



        Cafe La France, Inc., a Delaware corporation (the "Company"), hereby offers (the "Offering") 1,150,000 shares of common stock, $.01 par value per share (the "Shares"), and 1,150,000 redeemable common stock purchase warrants (the "Redeemable Warrants"). The Shares and the Redeemable Warrants offered hereby (sometimes hereinafter collectively referred to as the "Securities") may be purchased in this Offering only together on the basis of one Share and one Redeemable Warrant. Each Redeemable Warrant is separately transferable immediately upon issuance and entitles the holder to purchase one share of the Company's common stock, $.01 par value per share ("Common Stock"), at a price of $5.525 per share (130% of the Offering price of the Shares) for a period beginning 90 days after the date of this Prospectus and ending five years after the date of this Prospectus, unless the Redeemable Warrants are redeemed as provided herein. The Redeemable Warrants are redeemable by the Company at a redemption price of $.10 per Redeemable Warrant at any time commencing 13 months after the date of this Prospectus upon 30 days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $6.80 per share (160% of the Offering price of the Shares) for 20 consecutive trading days ending within 10 days prior to the notice of redemption. See "DESCRIPTION OF SECURITIES."

         Prior to this Offering, no public market for the Securities has existed and no assurance can be given that any such market will develop or, if developed, that it will be sustained. For the method of determining the initial public offering price of the Securities, see "RISK FACTORS -- Arbitrary Determination of Offering Price" and "UNDERWRITING." The Company has applied for listing of the Shares and the Redeemable Warrants on the NASDAQ SmallCap MarketSM under the trading symbols CLAF and CLAFW, respectively, upon notice of issuance.

                           -------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" (BEGINNING ON PAGE 5).

                            -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



=========================================================================================================
                                                       Price to      Underwriting        Proceeds to
                                                        Public        Discounts(1)       Company(2)
---------------------------------------------------------------------------------------------------------
Per Share ($4.25/Share)............................  $ 4,887,500     $   488,750         $ 4,398,750
---------------------------------------------------------------------------------------------------------
Per Redeemable Warrant ($0.10/Warrant).............  $   115,000     $    11,500         $   103,500
---------------------------------------------------------------------------------------------------------
Total(3) ..........................................  $ 5,002,500     $   500,250         $ 4,502,250
=========================================================================================================


(1) Does not include additional compensation to be received in the form of (a) a 3% non-accountable expense allowance in the amount of $150,075 and a consulting fee payable to Schneider Securities, Inc. (the "Underwriter") in the amount of $108,000 and (b) a warrant (the "Underwriter's Warrant") to purchase up to 115,000 shares of Common Stock and 115,000 Redeemable Warrants at 140% of the public offering price of the Shares and the Redeemable Warrants, respectively. In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING."
(2) Before deducting additional expenses of the Offering payable by the Company, estimated at $497,000, including the Underwriter's non-accountable expense allowance and the consulting fee payable to the Underwriter.
(3) The Company has granted the Underwriter an option to purchase up to an additional 172,500 shares of Common Stock and/or 172,500 Redeemable Warrants on the same terms and conditions set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total "Price to Public," "Underwriting Discounts" and "Proceeds to Company" will be $5,752,875, $575,288 and $5,177,587, respectively, and the estimated additional expenses of the Offering would be $520,000 instead of $497,000. See "UNDERWRITING."

         The Securities are being offered on a "firm commitment basis" by the Underwriters, when, as, and if delivered to and accepted by the Underwriters and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of certificates representing the Securities will be made at the clearing offices of Schneider Securities, Inc., Providence, Rhode Island, on or about , 1997.

                            ------------------------
                           SCHNEIDER SECURITIES, INC.
                            ------------------------
                The date of this Prospectus is___________, 1997.








                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this Prospectus. Unless otherwise specified, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option or the Underwriter's Warrant.
See "UNDERWRITING."


                                   THE COMPANY

         Cafe  La  France,   Inc.   (the   "Company"),   through  its  operating
subsidiaries, consists of a chain of 17 cafes, 11 of which are owned and operated by the Company and six of which are operated as franchises by independent third parties who have entered into franchise agreements with the Company. The Company's menu features coffee beverages including espresso and cappuccino, muffins, croissants, brownies and cookies baked on the premises, made-to-order sandwiches, hot soups, salads and cold beverages. Target customers include urban office employees, students and other adults who are time-sensitive yet desire a higher quality breakfast and lunch experience than is typically found at quick service restaurants. The Company seeks to locate its cafes in high visibility, heavily-trafficked office or shopping areas that are easily accessible to its target clientele. See "BUSINESS -- Site Selection and Design." The Company's strategy is to create distinctive food offerings at reasonable prices that are fresher, of higher quality and in greater variety than those offered by competitors. See "BUSINESS -- Competition." The Company's founder, Thomas W. DeJordy, opened his first Cafe La France retail store in 1989. Over the next few years, additional Cafe La France outlets were established, including the first franchise in August 1994. See "BUSINESS -- Company History." The majority of the Company's 17 cafes are situated in urban locations, occupy 800-1300 square feet of leased space, and are open Monday through Friday. With the exception of its Baltimore, Maryland franchise, all cafes are currently clustered in and around Providence, Rhode Island. See "BUSINESS -- Properties" and "BUSINESS -- Franchise Operations -- Locations."

         The Company specializes in four sectors of the cafe business: (1) coffee products, including six varieties of freshly ground and brewed coffees, espresso drinks, gourmet teas, and iced coffees; (2) baked goods, including bagels, biscotti, muffins, scones, and croissants; (3) lunch products, including several varieties of sandwiches, soups and salads; and (4) catered products, including baked goods and beverages appropriate for breakfast meetings, business lunches and other professional gatherings. The Company's percentage of revenues from each of its four major product categories, based on a representative sampling of sales from Company owned cafes for the most recent fiscal year, are approximately as follows: coffee products (40%); baked goods (18%); lunch products (40%); and catering sales (2%). See "BUSINESS -- Products."

         The Company's expansion strategy will initially focus on opening new stores in urban areas which cater to working professionals. Management believes that significant expansion opportunities exist in the Boston, Massachusetts area, in particular, and that expansion into an area geographically close to its Providence, Rhode Island corporate headquarters can be achieved without adding additional management or training personnel at the corporate level. Management is also exploring opportunities in highly visible residential areas. Unlike urban locations, cafes in residential settings would typically remain open seven days a week and may operate under a different trade name. The Company expects to open and/or acquire approximately nine new Company-owned locations and to establish approximately four new franchise locations from the date of this Prospectus through September 1997, and to open and/or acquire approximately 20 additional new Company-owned locations and to establish approximately 31 additional new franchise locations from October 1997 through September 1998. See "BUSINESS -- Expansion Strategy" and "USE OF PROCEEDS."

         The Company's executive offices are located at 216 Weybosset Street, Providence, Rhode Island. Its telephone number is (401) 453-2233.



                                  THE OFFERING


Risk Factors.............................................   The Securities  offered hereby are speculative in nature
                                                            and involve a high degree of risk.  See "RISK FACTORS."

Securities Offered by the Company........................   1,150,000   Shares   of  Common   Stock  and   1,150,000
                                                            Redeemable Warrants.

Redeemable Warrants......................................   Each Redeemable  Warrant entitles the holder to purchase
                                                            one (1) share of Common  Stock at a price of $5.525  per
                                                            share (130% of the  Offering  price of the Shares) for a
                                                            period   commencing  90  days  from  the  date  of  this
                                                            Prospectus  and ending  five years from the date of this
                                                            Prospectus.  The  Redeemable  Warrants are redeemable by
                                                            the Company at a redemption price of $.10 per Redeemable
                                                            Warrant at any time  commencing 13 months after the date
                                                            of this  Prospectus  upon 30 days' prior written notice,
                                                            provided  that  the  average  closing  bid  price of the
                                                            Common Stock equals or exceeds  $6.80 per share (160% of
                                                            the  Offering  price of the Shares)  for 20  consecutive
                                                            trading  days ending  within 10 days prior to the notice
                                                            of redemption. See "DESCRIPTION OF SECURITIES."

Shares of Common Stock Outstanding
Before the Offering......................................   1,293,302 shares1

Shares of Common Stock Outstanding
After the Offering.......................................   2,443,302 shares1, 2

Use of Proceeds..........................................   The net  proceeds  of the  Offering  will be used (i) to
                                                            finance the  expansion  and  development  of  additional
                                                            restaurants,  (ii) to repay outstanding  indebtedness to
                                                            certain  noteholders  and  (iii) for  general  corporate
                                                            purposes.  See "USE OF PROCEEDS."

Proposed NASDAQ Symbols3:

       Common Stock......................................   CLAF

       Redeemable Warrants...............................   CLAFW


----------------------------------------

(1) Excludes (i) 400,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan, of which 65,250 options are outstanding as of the date of this Prospectus at an exercise price of $3.45 per share, (ii) 58,000 shares of Common Stock reserved for issuance upon exercise of certain outstanding non-qualified options at an exercise price of $3.45 per share, and (iii) 105,882 shares of common stock reserved for issuance upon exercise of certain warrants issued in the Company's 1996 private offering of notes and warrants. See "DESCRIPTION OF SECURITIES," "RISK FACTORS -- Substantial Shares Reserved for Warrants and Options; Future Financing and Market Overhang" and "MANAGEMENT -- 1996 Stock Incentive Plan."

(2) Does not give effect to shares of Common Stock reserved for issuance as described in the preceding footnote or shares reserved for issuance upon exercise of: (i) the Redeemable Warrants (1,150,000 shares); (ii) the Underwriter's over-allotment option (345,000 shares, including shares underlying the Redeemable Warrants included therein); and (iii) the Underwriter's Warrant (230,000 shares, including shares underlying the Redeemable Warrants included therein). See "RISK FACTORS -- Substantial Shares Reserved for Warrants and Options; Future Financing and Market Overhang" and "UNDERWRITING."

(3) No assurance can be given that an active trading market will develop for the Common Stock or the Redeemable Warrants or, if developed, that it will be sustained. See "RISK FACTORS -- Absence of Public Market; Possible Volatility of Stock Price."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                                                  FISCAL YEAR ENDED               NINE MONTHS ENDED
                                                                  SEPTEMBER 29, 1996                 OCTOBER 1, 1995
                                                                  ------------------              ------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA1:
       Total Revenues.............................................    $2,198,753                     $1,467,162
       Operating loss.............................................      (616,601)                      (488,012)
       Net loss before income taxes...............................      (672,557)                      (516,858)
       Net loss...................................................      (673,307)                      (517,358)
       Net loss per share 2.......................................          (.47)
       Shares used in computing loss per share 2..................     1,422,135


CAFE OPERATING DATA:
       System-Wide sales 3........................................    $3,244,613                     $1,927,386
       Company owned cafes 4......................................     2,046,638                      1,311,538

       Number of cafes open:                                       At end       For full          At end      For full
                                                                  of period      period          of Period     period
                                                                  ---------      ------          ---------     ------
           Company owned......................................       10            8                10           4
           Franchised.........................................        7            4                 5           5
                                                                    ---          ---               ---         ---
           Total..............................................       17           12                15           9


                                                                                    AT SEPTEMBER 29, 1996
                                                                                    ---------------------
CONSOLIDATED BALANCE SHEET DATA:                                                                     Pro Forma
                                                                                Actual              as Adjusted5
                                                                                ------              ------------
Working capital (deficit)..............................................      $ (640,351)           $ 2,982,649
Total assets...........................................................         885,654              4,130,654
Total liabilities6.....................................................       1,204,332                867,332
Stockholders' equity (deficit).........................................        (318,678)             3,686,322


-------------------------------

(1) Prior to October 2, 1995, each of the existing operating subsidiaries included in the Company (CLF2, Inc. and CLF Franchise Corporation) had elected those provisions of the Internal Revenue Code (Subchapter S) and state laws which provide for the income of the Company to be taxed at the stockholder level. The Company terminated the S-corporation elections effective October 2, 1995, resulting in a nine month fiscal year for fiscal 1995 and the commencement of a new fiscal year beginning October 2, 1995 and ending September 29, 1996.

(2) Prior to October 2, 1995, the Company elected S-corporation status and therefore was not subject to federal and state corporate income taxes. Accordingly, earnings per share data has been presented only for the fiscal year ended September 29, 1996.

(3) Reflects total sales of Company owned cafes and commissary sales to franchisees and initial franchise fees, and sales of franchised restaurants as reported by franchisees or derived by the Company from other data reported by franchisees. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

(4) Reflects total sales of Company owned cafes. Excludes commissary sales of $54,645 for the fiscal year ended September 29, 1996 and $118,158 for the nine months ended October 1, 1995.

(5) Adjusted to give effect to the sales of shares of Common Stock and Redeemable Warrants being offered by the Company hereby and the application of the net proceeds therefrom as described in "USE OF PROCEEDS."

(6) These amounts do not include $600,000 of bridge financing incurred after September 29, 1996. See ""USE OF PROCEEDS."

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE INFORMATION PRESENTED BELOW.

         RECENT LOSSES; LIMITED OPERATING HISTORY; NO ASSURANCE OF FUTURE PROFITS. For the fiscal year ended September 29, 1996 and the nine months ended October 1, 1995, the Company had net losses of $673,307 and $517,358 respectively. Although the Company's losses can be in part attributed to the hiring of additional management personnel in preparation for implementing its expansion plan, there can be no assurance when, if ever, the Company will achieve profitable operations. In addition, although the first Cafe La France store opened in 1989 and the Company has grown steadily ever since, the Company did not prepare financial statements on a consolidated basis prior to the nine months ended October 1, 1995. See "BUSINESS -- Company History." As a result, the Company has a limited combined operating history as a multi-store operator/franchiser upon which investors may evaluate the Company's performance. See "BUSINESS -- Company History" and "BUSINESS -- Expansion Strategy."

         POSSIBLE NEED FOR ADDITIONAL CAPITAL; SUBSTANTIALLY ALL ASSETS PLEDGED. In order to achieve and maintain the Company's geographic expansion through new store openings and/or acquisition of existing cafes, the Company believes that it may need to obtain additional bank financing or sell additional equity and/or debt (or hybrid) securities in future public and/or private financings. The issuance of such debt or equity financings may cause additional dilution to purchasers in this Offering. The Company currently has no commitments for any such financings and there can be no assurance that any such financings can be obtained on terms acceptable to the Company. In addition, the lender under the Company's existing line of credit has a first priority security interest on substantially all of the assets of the Company which may limit the Company's ability to obtain additional financing. See "DILUTION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

         GEOGRAPHIC CONCENTRATION. All 11 of the cafes currently owned by the Company and five of the Company's six franchises are located in and around Providence, Rhode Island. As a result, the Company's results of operations may be materially affected by changes in the Rhode Island economy. Although the Company anticipates the establishment of new cafes in Massachusetts and other states in the Northeast and adjacent areas, there can be no assurance that the Company will successfully expand into such markets or that the Company's business concept will be successful in such new areas. In addition, the Company is operating a recently acquired cafe under the name "The Village Bean" and may seek to acquire and operate additional cafes under other names. There can be no assurance that the Company's expansion plan will be successful under any such trade names. See "BUSINESS -- Competition" and BUSINESS -- Expansion Strategy."

         RAPID GROWTH; POSSIBLE ACQUISITIONS. The Company has grown from four Company owned cafes and four independently operated franchises in 1994 to 11 Company owned cafes and six independently operated franchises as of the date of this Prospectus, and anticipates additional growth. The Company's growth strategy contemplates the establishment of new stores as well as acquisitions of existing cafe-style coffee restaurants in desired locations as well as the development of additional franchises. Such acquisitions, if any, may involve potentially dilutive issuances of equity securities, the incurrence of additional debt and/or the amortization of significant expenses related to goodwill and other intangible assets acquired. The continued growth of the
Company in general will depend on a number of factors, including the availability of suitable locations, the negotiation of favorable lease or site acquisition terms, the identification, training and retention of skilled management personnel, the availability of adequate capital, general economic and business conditions, and other factors, some of which are beyond the control of the Company. There can be no assurance that the Company will achieve its expansion goals or manage its growth effectively, and such failure could have a material adverse effect on the Company's results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS -- Company History" and "BUSINESS -- Expansion Strategy."

         COMPETITION. The coffee, sandwich and baked goods industry is highly competitive. Many of the Company's competitors are well established and have substantially greater financial, marketing and other resources than the Company. In addition, certain national and regional companies such as Au Bon Pain and Starbucks have recently expanded into the greater Providence, Rhode Island area, while other chain store operators/franchisers such as Dunkin Donuts have been upgrading their menu selections to include more baked goods such as fat-free muffins, bagels and sandwiches. The expansion and menu modification by such chains or other similar competitors may adversely affect the Company's future profitability or its ability to compete successfully in the future. See "BUSINESS -- Competition."

         DEPENDENCE ON KEY PERSONNEL. The Company's success will depend on the continued efforts and abilities of Thomas W. DeJordy, Chairman of the Board, Chief Executive Officer and President, and Robert G. King, Vice President - Finance, Treasurer and Director. The Company has entered into an employment agreement with Mr. DeJordy which provides for a term of 3 years and contains non-competition provisions, and the Company has entered into an employment agreement with Mr. King which also provides for a term of 3 years and contains non-competition provisions, contingent upon the success of this Offering. The loss of services of any of its senior management personnel could adversely affect the Company. In addition, as the Company's expansion occurs, the success of the Company will depend in part on the Company's ability to attract and retain additional qualified personnel. There is no assurance that the Company will be able to hire or retain such personnel in the future. See "MANAGEMENT -- Employment Agreements."

         ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Securities offered hereby, and there can be no assurance that an active trading market will develop subsequent to the Offering or, if developed, that it will be sustained. Moreover, no assurance can be given that the market price of the Securities will not fall below the initial public offering prices. General stock market and economic conditions, as well as fluctuations in financial results which may be caused by a variety of factors including changes in consumer tastes, increased food and labor costs, delays in establishing new cafes and competition, may cause the market price of the Securities to fluctuate, perhaps substantially. See "SHARES AVAILABLE FOR FUTURE SALE."

         SUBSTANTIAL SHARES RESERVED FOR WARRANTS AND OPTIONS; FUTURE FINANCING AND MARKET OVERHANG. The Company has reserved 1,150,000 shares of Common Stock for issuance upon exercise of the Redeemable Warrants (excluding 345,000 shares if the over-allotment option is exercised and the Redeemable Warrants contained therein are also exercised), 230,000 shares of Common Stock for issuance upon exercise of the Underwriter's Warrant (including shares acquirable upon exercise of Redeemable Warrants included in the Underwriter's Warrant), and 105,882 shares of Common Stock for issuance upon exercise of certain nontransferable warrants (the "Bridge Warrants") issued to investors in the Company's 1996 private offering of $600,000 of notes and warrants (collectively, the "Warrants"). In addition, the Company has reserved 400,000 shares of Common Stock for issuance under the Company's 1996 Stock Incentive Plan, of which options to purchase 65,250 shares previously granted to employees of the Company are currently outstanding, and 58,000 shares of Common Stock for issuance upon exercise of certain outstanding non-qualified options granted to consultants of the Company (collectively, the "Options"). The existence of the Warrants and the Options may prove a hindrance to future financing by the Company, as such holders may exercise such securities at a time when the Company could obtain equity capital on terms more favorable to the Company. The Company has also agreed to register for resale the shares of Common Stock issuable upon exercise of the Bridge Warrants under federal and state securities laws, which registration could involve substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing. In addition, for as long as the Redeemable Warrants remain outstanding (which could be until five years after the date of this Prospectus), their existence may prevent a rise in the price of the Common Stock.
See "DESCRIPTION OF SECURITIES" and "SHARES AVAILABLE FOR FUTURE SALE."

         POSSIBLE LIMIT ON EXERCISE OF REDEEMABLE WARRANTS. In order for a holder to exercise a Redeemable Warrant, there must be a current registration statement on file with the Securities and Exchange Commission (the "Commission") and various state securities commissions to register the shares of Common Stock underlying the Redeemable Warrants for sale to the holder of the Redeemable Warrant. The Company has agreed, so long as the Redeemable Warrants are outstanding, to use its best efforts to keep a registration statement effective under the Securities Act and state securities laws to permit the issuance of the shares of Common Stock upon exercise or exchange of the Redeemable Warrants. Nevertheless, although the Company intends to do so, no assurance can be given that the registration statement will be kept current, the failure of which may result in the Redeemable Warrants not being exercisable or exchangeable and therefore worthless. See "DESCRIPTION OF SECURITIES -- Redeemable Warrants."

         POSSIBLE REDEMPTION OF REDEEMABLE WARRANTS. Beginning 13 months after the date of this Prospectus, the Redeemable Warrants are redeemable by the Company at $0.10 per Redeemable Warrant on 30 days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $6.80 per share (160% of the public offering price per share) for 20 consecutive trading days ending within 10 days prior to the notice of redemption. See "DESCRIPTION OF SECURITIES." The Redeemable Warrants can only be redeemed if they are then exercisable and a current registration statement covering the Redeemable Warrants and the shares of Common Stock issuable thereunder is then in effect. Redemption of the Redeemable Warrants may force the holders to (i) exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so or (ii) sell the Redeemable Warrants at the current market price when they might otherwise wish to hold the Redeemable Warrants. See "DESCRIPTION OF SECURITIES -- Redeemable Warrants."

         ARBITRARY DETERMINATION OF OFFERING PRICE. The initial public offering price of the Securities has been arbitrarily determined by negotiation between the Company and the Representative and does not necessarily bear any relationship to the Company's assets, book value or financial condition, or to any other recognized criteria of value. See "UNDERWRITING."

         LACK OF DIVIDENDS. The Company currently intends to retain any future earnings for use in its business and does not expect to pay any cash dividends on any shares of Common Stock for the foreseeable future. In addition, the Company's agreement with its primary bank lender prohibits the payment of all dividends without the bank's prior written consent. See "DIVIDEND POLICY."

         CONTROL BY THE CEO. As of the date of this Prospectus, Mr. DeJordy, the Company's Chairman, Chief Executive Officer and President, owns approximately 71.4% of the Company's 1,293,302 shares of issued and outstanding Common Stock, and is able to control virtually all aspects of the Company's operations. Following the Offering, Mr. DeJordy will continue to own approximately 37.8% of the outstanding Common Stock of the Company (assuming no exercise of existing Warrants or Options), and will have the potential to continue to control virtually all aspects of the Company's operations. Mr. DeJordy's ownership of common stock is subject to an escrow agreement which could reduce his ownership in the Company by 300,000 shares if certain net earnings targets are not reached in fiscal years 1998 - 2000. See "PRINCIPAL STOCKHOLDERS," "MANAGEMENT -- Employment Agreements" and "DESCRIPTION OF SECURITIES -- Common Stock Options."

         DEPENDENCE ON SUPPLIERS. The Company currently purchases all its coffee products from a single supplier and most of its food products from several other suppliers. The Company does not have any written supply agreements with any of its suppliers, and believes that alternative sources are available. Although the Company believes its suppliers have sufficient capacity to meet any increase in demand resulting from the Company's proposed expansion strategy, a disruption in supply or degradation in quality could have an adverse impact on the Company's business and financial results, particularly at a time when the Company is attempting to build brand identity and customer loyalty. In addition, an increase in prices from its suppliers, particularly with respect to coffee and food products, could also have an adverse impact on the Company's business and financial results.

         FUTURE SALES OF COMMON STOCK. Upon completion of this Offering, there will be 2,443,302 shares of Common Stock outstanding (assuming no exercise of existing Options or Warrants), of which 1,150,000 shares of Common Stock sold in this Offering (excluding an additional 172,500 shares of Common Stock and 172,500 Redeemable Warrants to purchase 172,500 shares of Common Stock if the Underwriters' over-allotment option is exercised in full) will be freely tradable in the United States without restriction under the Securities Act, by persons other than "affiliates" of the Company, as defined under the Securities Act. Of the remaining 1,293,302 shares outstanding, (i) 289,902 shares were issued pursuant to Rule 504 of Regulation D in the Company's 1995-1996 private offering of Common Stock (See "CERTAIN TRANSACTIONS") and would be freely tradable under federal securities laws after this Offering but for a 13 month post-Offering "lock-up" provision contained in the subscription agreements executed by investors in such offering, and (ii) 1,003,400 shares have not been registered under the

Securities Act and constitute "restricted securities" under Rule 144 of the Securities Act ("Rule 144"). Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a three-year holding period without any quantity limitation. The Company's Chairman and Chief Executive Officer (Mr. DeJordy) has agreed not to sell any of his 923,650 shares of Common Stock, all of which constitute restricted securities, for a period of 13 months from the date of this Prospectus without the prior written consent of the Underwriter. Thereafter, except for 300,000 shares which are subject to an escrow agreement (See "PRINCIPAL STOCKHOLDERS"), Mr. DeJordy would be eligible to resell such shares, subject to volume limitations and other conditions imposed by Rule 144. With respect to the remaining 79,750 shares of Common Stock which constitute restricted securities, 55,100 shares held by non-affiliates would become eligible for resale under Rule 144 on October 2, 1997 and 24,650 shares held by non-affiliates would become eligible for resale on May 30, 1998, subject to volume limitations and other conditions imposed by Rule 144. Future sales under Rule 144 may have a depressive effect on the market price of the Common Stock should a public market develop for such stock, as to which there can be no assurance. In addition, the Bridge Warrants will become exercisable for 105,882 shares of Common Stock 13 months after this Offering. Following registration thereof, which the Company is obligated to undertake, resales of such shares could also have a depressive effect on the market price of the Common Stock. See "SHARES ELIGIBLE FOR FUTURE SALE."

         GOVERNMENT REGULATION. The Company is subject to a variety of federal, state and local laws. Each of the Company's cafes is subject to licensing and regulation by a number of government authorities, including health, safety, sanitation, building and fire agencies in the area in which the cafe is located. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of a new cafe in a particular area. The Company's cafe operations are also subject to federal and state laws governing such matters as the minimum hourly wage, unemployment tax rates, sales tax and similar matters over which the Company has no control. Significant numbers of the Company's service, food preparation, and other personnel are paid at rates related to the federal minimum wage, and increases in the minimum wage could increase the Company's labor costs. Management believes that the Company is in material compliance with all such government regulations as of the date of this Prospectus, although it is in the process of updating and filing its "Uniform Franchise Offering Circular" in Rhode Island and elsewhere and may not sell franchises in any states until approval has been granted by state regulators to such updated Offering Circular. See "BUSINESS -- Franchise Operations -- Registration" and "BUSINESS -- Government Regulation."

         ANTI-TAKEOVER MEASURES. The Company has expressly elected to be governed by Section 203 of the Delaware General Corporation Law (the "DGCL").
Section 203 is an anti-takeover law which, in general, restricts the ability of a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. In addition, the Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. Finally, the Company's By-Laws require a certain advance notice procedure with regard to nomination of directors and other matters to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors. As a result of the application of Section 203, the existence of "blank check" Preferred Stock, the advance notice procedure in the By-Laws, and certain change in control provisions contained in the employment contract of the Company's President and Chief Executive Officer, potential acquirers of the Company may find it more difficult or be discouraged from attempting to effect an acquisition transaction with or a change of control of the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. See "MANAGEMENT -- Employment Agreements" and "DESCRIPTION OF SECURITIES -- Delaware Law and Certain Charter and By-Law Provisions."

         LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW. Pursuant to the Company's Certificate of Incorporation, as authorized under the DGCL, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that the Company must indemnify its officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors of the Company. See "MANAGEMENT -- Limitation on Liability of and Indemnification of Directors and Officers."

         IMMEDIATE AND SUBSTANTIAL DILUTION. Investors who purchase Securities in the Offering will incur immediate and substantial dilution in the net tangible book value of the Common Stock of approximately $2.86 per share (includes the purchase price of $0.10 per Redeemable Warrant) or approximately 66% of the public offering price per share. See "DILUTION."

        REQUIRED  DISCLOSURE  CONCERNING  TRADING OF PENNY STOCKS OR  LOW-PRICED
SECURITIES. The Securities and Exchange Commission (the "SEC") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Effective July 15, 1992, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Commencing January 1, 1993, the broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

        While many NASDAQ-listed securities would be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such securities would be subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. Finally, all NASDAQ securities would be exempt if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity may be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements, although the NASDAQ has proposed new requirements which are expected to become effective in the first quarter of 1997 that raise the net tangible asset test for continued listing to $2 million, unless certain market capitalization or net income tests are met. Consequently, these rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell the Company's securities in the secondary market.

                                  THE COMPANY

         Cafe  La  France,   Inc.   (the   "Company"),   through  its  operating
subsidiaries, consists of a chain of 17 cafes, 11 of which are owned and operated by the Company and six of which are operated as franchises by independent third parties who have entered into franchise agreements with the Company. The Company's menu features coffee beverages including espresso and cappuccino, muffins, croissants, brownies and cookies baked on the premises, made-to-order sandwiches, hot soups, salads and cold beverages. Target customers include urban office employees, students and other adults who are time-sensitive yet desire a higher quality breakfast and lunch experience than is typically found at quick service restaurants. The Company seeks to locate its cafes in high visibility, heavily-trafficked office or shopping areas that are easily accessible to its target clientele. See "BUSINESS -- Site Selection and Design." The Company's strategy is to create distinctive food offerings at reasonable prices that are fresher, of higher quality and in greater variety than those offered by competitors. See "BUSINESS -- Competition." The Company's founder, Thomas W. DeJordy, opened his first Cafe La France retail store in 1989. Over the next few years, additional Cafe La France outlets were established, including the first franchise in August 1994. See "BUSINESS -- Company History." The majority of the Company's 17 cafes are situated in urban locations, occupy 800-1300 square feet of leased space, and are open Monday through Friday. With the exception of its Baltimore, Maryland franchise, all cafes are currently clustered in and around Providence, Rhode Island. See "BUSINESS -- Properties" and "BUSINESS -- Franchise Operations -- Locations."

         The Company specializes in four sectors of the cafe business: (1) coffee products, including six varieties of freshly ground and brewed coffees, espresso drinks, gourmet teas, and iced coffees; (2) baked goods, including bagels, biscotti, muffins, scones, and croissants; (3) lunch products, including several varieties of sandwiches, soups and salads; and (4) catered products, including baked goods and beverages appropriate for breakfast meetings, business lunches and other professional gatherings. The Company's percentage of revenues from each of its four major product categories based on a representative sampling of sales from Company owned cafes for the most recent fiscal year, are approximately as follows: coffee products (40%); baked goods (18%); lunch products (40%); and catering sales (2%). See "BUSINESS -- Products."

         The Company's expansion strategy will initially focus on opening new stores in urban areas which cater to working professionals. Management believes that significant expansion opportunities exist in the Boston, Massachusetts area, in particular, and that expansion into an area geographically close to its Providence, Rhode Island corporate headquarters can be achieved without adding additional management or training personnel at the corporate level. Management is also exploring opportunities in highly visible residential areas. Unlike urban locations, cafes in residential settings would typically remain open seven days a week and may operate under a different trade name. The Company expects to open and/or acquire approximately nine new Company-owned locations and to establish approximately four new franchise locations from the date of this Prospectus through September 1997, and to open and/or acquire approximately 20 additional new Company-owned locations and to establish approximately 31 additional new franchise locations from October 1997 through September 1998. See "BUSINESS -- Expansion Strategy" and "USE OF PROCEEDS."

         The Company's executive offices are located at 216 Weybosset Street, Providence, Rhode Island. Its telephone number is (401) 453-2233.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Shares and Redeemable Warrants offered hereby is expected to be approximately $4,005,000 (approximately $4,658,000 if the Underwriter exercises the over-allotment option in full), assuming an initial public offering price of $4.25 per share and $.10 per Redeemable Warrant, and after deduction of approximately $500,000 for underwriting discounts and approximately $497,000 for other estimated expenses of the Offering (approximately $520,000 if the Underwriter exercises the over-allotment option in full) including the Underwriter's non-accountable expense allowance and consulting fee. See "UNDERWRITING." The Company intends to use such net proceeds (i) to finance the expansion and development of additional cafes, (ii) to retire outstanding indebtedness to certain Noteholders and (iii) for general corporate purposes.

         ADDITIONAL CAFES. It is not possible to estimate precisely the amounts that will be expended in developing or acquiring additional cafes. Nevertheless, management expects to use approximately 79% of the net proceeds of the Offering to support the opening and/or acquisition of approximately nine Company owned cafes and four franchises from the date of this Prospectus through September 1997, and approximately 20 additional Company owned cafes and 31 additional franchises from October 1997 through September 1998. The Company estimates that each new cafe will cost approximately $100,000 to $150,000 to open, in addition to acquisition costs which will depend on a variety of factors, including whether the Company is merely building-out a suitable location or acquiring an ongoing coffee restaurant business with goodwill and other additional costs inherent in a business acquisition. The Company has been preparing for the expansion of its business during the past year by hiring additional management personnel, including its Vice-President-Finance, Robert G. King, and its Director of Operations, Daniel B. Forlasto, and upgrading its accounting systems, and believes that it has sufficient management and accounting personnel and financial and accounting systems in place to support its expansion strategy as described herein through September 1997 (which would result in the Company being comprised of approximately 20 Company owned stores and 10 franchises by the end of September 1997). See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS."

         REPAYMENT OF INDEBTEDNESS. Approximately 16% of the net proceeds of the Offering will be used to repay outstanding indebtedness. Such indebtedness includes the principal amount of $600,000 in the form of promissory notes (the "Notes") issued to investors in the Company's $600,000 private offering of notes and Common Stock purchase warrants in 1996. See `CERTAIN TRANSACTIONS." The Notes mature on the earlier of one year from the date thereof or within 10 days after the completion of this Offering and bear interest at the rate of 12% per annum. The Company will use approximately $618,000 of the proceeds for this Offering to repay the Notes and accrued interest thereon. The Company also expects to repay approximately $24,000 in short-term debt in the form of a promissory note to a financial institution with the proceeds of this Offering.

         GENERAL CORPORATE. Approximately 5% of the net proceeds from the Offering will be used for general working capital purposes, including approximately $60,000 to upgrade management information systems. See "BUSINESS -- Management Information Systems."

         Pending such uses, the net proceeds of the Offering will be invested in short term, interest bearing securities. The actual amount expended for each purpose described above, and the timing of such expenditures, could vary depending on numerous factors, including general business conditions.


                                 DIVIDEND POLICY

         The Company has not paid cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. Any future determination with respect to the payment of dividends will be subject to the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements, and financial position of the Company, general economic conditions, and other pertinent factors. In addition, the Company's agreement with its primary bank lender prohibits the payment of dividends without the bank's prior written consent.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company at September 29, 1996 (after giving effect to the reorganization and recapitalization of the Company which was approved by the stockholders on September 26, 1996) and as adjusted as of such date to reflect the issuance of 1,150,000 Shares of Common Stock offered hereby by the Company at an initial public offering price of $4.25 per share and $.10 per Redeemable Warrant and the application of the estimated net proceeds from the sale of the Shares and the Redeemable Warrants.


                                                                                SEPTEMBER 29, 1996
                                                                                ------------------
                                                                            ACTUAL           AS ADJUSTED
                                                                            ------           -----------

Long-term debt and capital lease obligations,
  less current portion...................................................  $395,874           395,874

Stockholders' equity:

     Preferred stock, $.01 par value, 1,000,000 shares
       authorized; none outstanding, actual or as adjusted...............

     Common stock, $.01 par value, 9,000,000 shares
       authorized; 1,293,302 outstanding, actual; 2,443,3021
       shares outstanding, as adjusted...................................    12,933            24,433

     Additional paid-in capital..........................................   935,258         4,928,758

     Accumulated deficit................................................ (1,266,869)       (1,266,869)

Total stockholders' equity (deficit).....................................  (318,678)        3,686,322
                                                                         ----------         ---------

Total capitalization.....................................................    77,196         4,082,196
                                                                            =======         =========

--------------------------
1Does not give effect to: (i) 1,150,000 shares issuable upon exercise of the Redeemable Warrants; (ii) 345,000 shares issuable upon exercise of the Underwriter's over-allotment and exercise of the Redeemable Warrants included therein; (iii) 230,000 shares issuable upon exercise of the Underwriter's Warrant and exercise of the Redeemable Warrants included therein; (iv) 105,882 shares issuable upon exercise of the Bridge Warrants; (v) 400,000 shares reserved for issuance under the Company's 1996 Stock Incentive Plan, of which options to purchase 65,250 shares are currently outstanding, and (vi) 58,000 shares reserved for issuance pursuant to certain outstanding non-qualified options. See `UNDERWRITING," DESCRIPTION OF SECURITIES" and "MANAGEMENT -- 1996 Stock Incentive Plan."

                                    DILUTION

        At September 29, 1996, the Company had a net tangible book value of $(353,529) or $(0.27) per share based on 1,293,302 shares of Common Stock outstanding. See "DESCRIPTION OF SECURITIES." Net tangible book value per share represents the amount of the Company's total assets less intangible assets and total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in the net tangible book value after September 29, 1996 other than to give effect to the net proceeds from the sale of the Securities offered hereby at an assumed public offering price of $4.351, the pro forma net tangible book value of the Common Stock at September 29, 1996 would have been $3,651,471 or $1.49 per share.2 This represents an immediate increase in net tangible book value of $1.76 to existing holders of Common Stock, and an immediate dilution of $2.86 per share from the Offering price on a per share of Common Stock basis to investors in this Offering. Dilution per share represents the difference between the offering price per share of Common Stock and the pro forma tangible book value per share of Common Stock immediately after the Offering. The following table illustrates this per share dilution:

          Offering Price per share of Common Stock (1)            $ 4.35
          Net tangible book value per share before Offering       $(0.27)
          Increase in net tangible book value per
               share attributed to the estimated net
               proceeds of the Offering                           $ 1.76
          Pro forma net tangible book value per share
               after the Offering                                 $ 1.49
          Dilution of net tangible book value per share
               of Common Stock to subscribers
               in the Offering                                    $ 2.86

----------------------

(1)includes the purchase price of $.10 per Redeemable Warrant
(2)The computations in the foregoing table exclude: (i) 1,150,000 shares issuable upon exercise of the Redeemable Warrants; (ii) 345,000 shares issuable upon exercise of the Underwriter's over-allotment option and exercise of the Redeemable Warrants included therein; (iii) 230,000 shares issuable upon exercise of the Underwriter's Warrant and the Redeemable Warrants included therein; (iv) 105,882 shares issuable upon exercise of the Bridge Warrants; (v) 400,000 shares reserved for issuance under the Company's 1996 Stock Incentive Plan, of which 65,250 shares are issuable upon exercise of outstanding incentive stock options granted to employees; and (vi) 58,000 shares issuable upon exercise of outstanding non-qualified options granted to certain consultants of the Company. See "DESCRIPTION OF SECURITIES."


         The following table sets forth, at September 29, 1996 and as adjusted to give effect to the sale of the Common Stock offered hereby, the number of shares of Common Stock purchased, the percentage of Common Stock purchased, the total consideration paid, the percentage of total consideration paid and the average price per share paid by the existing stockholders of the Company and the investors in the Offering, assuming a public offering price of $4.25 per share and $.10 per Redeemable Warrant.


                                                      Shares Purchased           Total Consideration
                                                      ----------------           -------------------
                                                                                                        Average Price
                                                     Number    Percentage         Amount    Percentage    Per Share
                                                     ------    ----------         ------    ----------   -----------

New Investors...............................      1,150,000      47.07%      $5,002,500(1)    81.46%       $4.35(1)
Existing Stockholders.......................      1,293,302      52.93%      $1,138,753(2)    18.54%       $ .88
                                                  ---------    --------      -----------    --------
                                                  2,443,302    100.00%       $6,141,253     100.00%

--------------------------

(1)includes the purchase price of $.10 per Redeemable Warrant.
(2)includes: (i) $1,000,000 in cash for the purchase of 289,902 shares from investors in the Company's 1995-1996 private offering of Common Stock at a price per share of $3.45; (ii) $85,042 in services in exchange for 24,650 shares issued to a consultant of the Company in 1996; and (iii) $53,711 for 978,750 shares (923,650 of which are held by the Company's founder).

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data for the Company for the fiscal year ended September 29, 1996 and the nine months ended October 1, 1995 and as of September 29, 1996 are derived from the Consolidated Financial Statements of the Company which have been audited by KPMG Peat Marwick, LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus.


STATEMENT OF OPERATIONS DATA:
                                                                  FISCAL YEAR ENDED                NINE MONTHS ENDED
                                                                  SEPTEMBER 29, 1996               OCTOBER 1, 1995
                                                                  ------------------               ---------------
Income:
     Sales from Company owned restaurants.........................   $2,101,283                        $1,429,696
     Franchise revenues...........................................       97,470                            37,466
                                                                   -------------                    -------------

         Total revenues...........................................    2,198,753                         1,467,162
                                                                    -----------                       -----------

Costs and Expenses:
     Costs of sales...............................................      884,068                           607,995
     Restaurant operating expenses................................    1,220,888                           792,720
     General and administrative expenses..........................      641,879                           510,895
     Depreciation and amortization................................       68,519                            43,564
                                                                  -------------                     -------------

         Total costs and expenses.................................    2,815,354                         1,955,174

         Loss from operations.....................................     (616,601)                         (488,012)

Other Income (Expense):
     Interest income..............................................        6,945                             5,207
     Interest expense.............................................      (62,901)                          (34,053)
                                                                  --------------                  ---------------

         Net loss before income taxes............................      (672,557)                         (516,858)

Income Taxes.....................................................           750                               500
                                                                 ---------------                  ---------------

     Net loss....................................................   $  (673,307)                         (517,358)
                                                                    ============                      ============

     Loss per share(1)...........................................   $      (.47)
                                                                  ==============

Weighted Average Shares Outstanding(1)............................    1,422,135



                                                                                    AT SEPTEMBER 29, 1996
                                                                                    ---------------------
CONSOLIDATED BALANCE SHEET DATA:                                                                     Pro Forma
                                                                                Actual              as Adjusted2
                                                                                ------              ------------
Working capital (deficit)..............................................      $ (640,351)             $ 2,982,649
Total assets...........................................................         885,654                4,130,654
Total liabilities3.....................................................       1,204,332                  867,332
Stockholders' equity (deficit).........................................        (318,678)               3,686,322


1Prior to October 2, 1995, the Company elected S-corporation status and therefore was not subject to federal and state corporate income taxes. Accordingly, earnings per share data has been presented only for the fiscal year ended September 29, 1996.

2Adjusted to give effect to the sales of shares of Common Stock and Redeemable Warrants being offered by the Company hereby and the application of the net proceeds therefrom as described in "USE OF PROCEEDS."

3These amounts do not include $600,000 of bridge financing incurred after September 29, 1996. See "Use of Proceeds."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         The Company opened its first restaurant in 1989, and the profits from the first location were used to open two more locations in 1990 and another three in 1991 and 1992. By 1992, the Company owned and was operating six cafes in Providence, Rhode Island. In August, 1994, the Company sold its first franchise (an existing Company store) and by December, 1994 Cafe La France comprised a chain of eight cafes, of which four were Company owned and four were franchised, all of which were operating in the state of Rhode Island. By securing a $350,000 bank loan, the Company purchased a chain of five locations in January, 1995 and converted them to the Cafe La France concept during the year. Another location was opened in September, 1995, and by October 1, 1995 the Company comprised 15 locations, of which ten were Company owned and five were franchised.

         On October 1, 1995, Cafe La France, through its two companies CLF2, Inc. and CLF Franchise Corporation, was owned 100% by Thomas W. DeJordy, the Company's Founder. Both companies were Sub-chapter S Corporations. On October 2, 1995, the Company adopted a new fiscal year ending the Sunday closest to September 30, and Cafe La France was re-organized so that a holding company, Cafe La France, Inc., a Rhode Island corporation, was incorporated to own 100% of the stock of CLF2, Inc. and CLF Franchise Corporation. Thomas W. DeJordy exchanged 100% of his stock in CLF2, Inc. and CLF Franchise Corporation for 100% of the stock in Cafe La France, Inc., the newly formed parent company. The 1995 year was ended on October 1, 1995 (fiscal 1995 was a nine month year). The 1996 fiscal year began on October 2, 1995, and the Company elected to be taxed as a Sub-chapter C corporation beginning in fiscal 1996.

         At the beginning of fiscal 1996, with a growing company now comprising 15 locations, but with limited capital, Mr. DeJordy embarked upon a plan to raise $1,000,000 of equity financing to provide the necessary capital for expansion, to renovate existing locations, to increase working capital, and to build an overhead structure to support a growing concept and provide the necessary support and controls with the expectation of taking the Company public in fiscal 1997. The Company raised $1,000,000 of private equity financing in fiscal 1996, hired experienced operations and finance personnel to create a more experienced corporate office to support a growing concept, and began the necessary preparation for a public offering. During fiscal 1996, the Company opened two Company locations and three franchise locations. In the last quarter of fiscal 1996, the Company signed a letter of intent with the Underwriter to take it public in fiscal 1997.

         The Company's revenues are derived from sales by Company owned restaurants and commissary sales to franchise restaurants, and franchise revenues which consist of royalties from franchised restaurants as well as franchise and development fees. Initial franchise and development fees are recognized as revenue when the Company performs substantially all initial services required by the franchise agreement, which generally occurs shortly after restaurant opening. Continuing royalties are recognized as earned. Initial franchise and development fees received applicable to restaurants for which substantially all initial services required by the franchise agreements have not been performed are recorded as deferred franchise fees.

         Cost of sales includes food, paper, and beverage costs associated with Company-owned restaurants and the commissary. Restaurant operating expenses consist primarily of labor costs, rent, advertising, utilities, maintenance and insurance associated with Company owned restaurants and the commissary. General and administrative expenses include corporate and administrative salaries, accounting, legal and direct costs associated with franchise operations.

         The Company's financial statements are based upon a 13 week quarter, in which the first and second months of the quarter are four week months, and the third month of the quarter is a five week month. The Company closes its books each fiscal month at the close of business on Sunday, and the Company's year end is the Sunday closest to September 30. Prior to 1995, the Company's year end was a calendar year, and each monthly close occurred at the end of the calendar month.

         As of September 29, 1996, the Company comprised 17 locations, of which ten were Company-owned and seven were franchised. All of the locations, with the exception of one franchise location in Baltimore, Maryland, are situated in Rhode Island.

         The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

RESULTS OF OPERATION

         The following table sets forth the percentage relationship of certain operating data to total revenues, except as otherwise indicated.

                                                                  Year Ended                  Nine Months Ended
                                                              September 29, 1996               October 1, 1995
                                                              ------------------               ---------------
Revenues
         Sales from Company owned restaurants(1)                      95.6%                          97.4%
         Franchise revenues                                            4.4                            2.6
                                                                   --------                       --------
                Total Revenues                                       100.0%                         100.0%

Costs and Operating Expenses
         Cost of Sales2                                               42.1%                          42.5%
         Restaurant operating expenses2                               58.1                           55.4
         General and administrative expenses                          29.2                           34.8
         Depreciation and amortization                                 3.1                            3.0
                                                                   --------                       -------
                Total costs and operating expenses                   128.1%                         133.2%
                                                                   --------                       -------

Loss from operations                                                 (28.1%)                        (33.2%)

Other Expenses
         Interest expense, net                                         2.5%                           2.0%

Loss before income taxes                                             (30.6%)                        (35.2%)
Income taxes                                                           - -                            - -

Net Loss                                                             (30.6%)                        (35.2%)

------------------------------

(1) Includes commissary sales to franchisees of $54,645 in fiscal 1996 and $118,158 in the 1995 nine month period.
(2) As a percentage of sales from Company owned restaurants and commissary sales to franchisees.

FISCAL YEAR ENDED SEPTEMBER 29, 1996 COMPARED TO NINE MONTHS ENDED OCTOBER 1,
1995

Revenues

         For the year ended September 29, 1996, total revenues increased $731,951 to $2,198,753, an increase of 49.9% over the nine month 1995 period. The increase reflects the addition of six Company owned restaurants and two franchised restaurants. Although comparable store sales declined 2.5% for the year, the yearly numbers were negatively affected by one time events, such as the extremely harsh winter experienced throughout the Northeast in 1996 and the closing of our cafes for renovation in the second, third and fourth fiscal quarters of 1996. With the introduction of our new express lunch program in May 1996, and the retraining of our managers to improve customer service, Cafe La France experienced large comparable sales increases in many of its locations beginning in May 1996, and comparable sales were up 4.2% in June 1996, and up 12% in the quarter ended September 1996. Franchise revenues increased $60,004 as the Company opened three franchise locations in fiscal 1996 versus one franchise opening in the 1995 period. In addition, the higher royalty income earned in fiscal 1996 was principally due to more franchise locations operating in fiscal 1996. The Company had seven franchise locations operating on September 29, 1996 versus five franchise locations operating on October 1, 1995.

Costs and Operating Expenses

         Cost of Sales. For the year ended September 29, 1996, cost of sales which represent food and beverage costs were $884,068 or 42.1% of net restaurant sales, a decrease from the 42.5% figure for the nine month period ended October 1, 1995. The improvement in food and beverage costs occurred as the Company instituted a new store procedure in the third quarter of fiscal 1996 to improve food cost control, along with a program to retrain restaurant managers to reduce store waste. As a result of these programs, the Company improved its restaurant gross margins during the third and fourth quarters of fiscal 1996, reducing its restaurant food costs to 39.5% in the third quarter, and further reducing its fourth quarter restaurant food costs to 39.3%. Prices of the Company's commodities (coffee, baked goods and lunch items) generally remained stable during fiscal 1996. The Company did not raise prices in fiscal 1996 except to offset the increase in food costs due to inflation.

         Restaurant Operating Expenses. Restaurant operating expenses comprise labor expenses and occupancy and other expenses. Labor expenses amounted to $698,625 in fiscal 1996 versus $488,377 in the 1995 nine month period, an increase of $210,248 or 43.1%. Occupancy and other expenses amounted to $522,263 in fiscal 1996 versus $303,343 in the 1995 nine month period, an increase of $217,920 or 71.6%.

              Labor Expenses. Opening a new restaurant requires the hiring and training of new employees, both before and after opening. During the initial months of operation immediately after a new restaurant opens, the Company intentionally schedules more hourly employees per shift than it would in an established restaurant with a staff experienced in Company procedures. As a new restaurant's staff gains experience, the Company adjusts hourly employee work schedules for maximum efficiency. During fiscal year 1996, labor costs declined as a percentage of sales from Company owned restaurants due primarily to improved hourly employee scheduling controls, and the increase in labor efficiency in 1996 resulting from the opening of six restaurants in fiscal 1995. For the year ended September 29, 1996, labor costs were $698,625, or 33.2% of sales from Company owned restaurants, an improvement from the 34.2% of sales from Company owned restaurants experienced in the 9 month period ended October 1, 1995.

              Labor cost is primarily a function of four factors: wages rates and salary levels; scheduling efficiency; the net restaurant sales over which restaurant management salaries are spread; and most importantly, the motivation of the staff. Although the Company is subject to changes in laws and regulations which it cannot control, such as hourly wage and proposed national health insurance, the Company strives to continue to improve scheduling efficiency and to offer salaried and hourly employees appropriate motivation.

              Occupancy and Other Expenses. Occupancy and other expenses increased 3.1% as a percentage of total revenues in fiscal 1996 versus fiscal 1995, increasing from 20.7% in fiscal 1995 to 23.8% in fiscal 1996. Repairs and maintenance increased 1.4% due to additional emphasis on store managers to keep the stores cleaner and to perform preventive maintenance on equipment to minimize the nonfunctioning of equipment during normal store hours. Advertising and discount promotion increased 1.2% as the Company's strategy in the third and fourth quarters of fiscal 1996 was to increase customer awareness of new product offerings and the express lunch program.

         General and Administrative Expenses. General and administrative expenses increased by $130,984 or 25.6% to $641,879 in fiscal 1996 from $510,895 in the nine months ended October 1995. As a percentage of total revenues, general and administrative expenses decreased from 34.8% in fiscal 1995 to 29.2% in fiscal 1996. The decrease of 5.6% was attributed to 1995 expense of $213,691, or 14.6% of total revenues, for a corporate identity package by a marketing consulting firm. The Company's 1996 comparable expense for the corporate identity package was only $7,798, or .4% of total revenues. Offsetting this decrease in corporate identity package in fiscal 1996, the Company increased its salary expense from $61,551 in fiscal 1995 to $391,670 in fiscal 1996. As a percentage of total revenues, salary expense increased from 4.2% to 17.8%. This increase of 13.6% resulted from the hiring of more experienced operations and finance personnel to build a more structured corporate office to support a growing concept and prepare the Company for the additional demands of a public company. In addition, the Company's Founder and CEO, Thomas W. DeJordy, was paid a salary in fiscal 1996 totaling $117,000, versus receiving Subchapter S distributions of $32,327 in the 1995 nine month period. Bad debt expense, as a percentage of total revenues, decreased from 5.3% in 1995 to .8% in 1996. In 1995, the Company wrote off $68,409 of notes receivable resulting from loans the Company made to two franchisees and a former officer of the Company.

Depreciation and Amortization.

          The Company amortizes the pre-opening costs of new restaurants (including pre-opening hiring and training expenses) over the 52 week period immediately following an opening. Leasehold improvements are amortized over the lesser of their useful life (usually 15 years) or the term of the lease, with an average expected lease term of at least 10 years (assuming exercise of renewal options). Store fixtures and equipment is depreciated over an average of 10 years. Office computers are depreciated over 5 years. For the year ended September 29, 1996, depreciation and amortization increased by $24,955 to $68,519, increasing to 3.1% of total revenues in fiscal 1996 versus 3.0% of total revenues in the 1995 nine-month period. The increase is attributed to additional capital spent in fiscal 1996 to renovate existing restaurants.

Interest Expense, Net

         In the year ended September 29, 1996, interest expense net of interest income increased by $27,110 to $55,956, and increased as a percentage of total revenues to 2.5% in fiscal 1996 from 2.0% in the 1995 nine month period. The increase in interest expense is attributed to higher debt outstanding during the 1996 fiscal year, as the Company financed the renovation of existing locations with the sale and leaseback of equipment, financed the purchase of new office computers through a capital lease, and financed the purchase of a new location with debt maturing on October 15, 1996. During the year, the Company refinanced its short term bank loan with another bank which provided a ten year maturity on $350,000 of bank debt.

Income Taxes

         Prior to October 2, 1995, the Company was treated as an S Corporation for tax purposes. As a result, the Company paid no federal income taxes and paid minimum state taxes of $500 in 1995. On October 2, 1995, the Company elected to be taxed as a Subchapter C Corporation. As a result of a loss in fiscal 1996 totaling $673,307, the Company has no federal income taxes payable for fiscal 1996, and for state tax purposes, the Company will only be required to pay the minimum state taxes of $750.

LIQUIDITY AND CAPITAL RESOURCES

         The Company requires capital primarily for the development of new restaurants, to fund operating losses, to acquire new locations, and to remodel existing Company owned restaurants. Capital expenditures totaled $371,291 in fiscal 1996 and $225,296 in fiscal 1995. The Company has historically funded its capital expenditures with cash provided by operations, bank borrowings, and equipment leases.

         At September 29, 1996, the Company had outstanding bank borrowings of $342,923 which is being amortized over ten years at an interest rate of prime plus 2.75%, and matures on March 1, 2006. The outstanding bank indebtedness is secured by substantially all of the assets of the Company. The Company presently has no additional line of credit, but expects to arrange a bank line of credit after the Offering. At September 29, 1996, the Company had additional long term debt totaling $26,216 which matures in January 1999 at interest rates ranging from 10% to 15%. Also at September 29, 1996, the Company had short term debt of $123,477 at interest rates ranging from 10% to 15%, of which $100,000 has been paid subsequent to fiscal year-end, and the balance of $23,477 will be paid from the proceeds of the Offering.

         Subsequent to September 29, 1996, the Company incurred indebtedness in the form of promissory notes in the principal amount of $600,000 in connection with a private offering of promissory notes and warrants to purchase Common Stock which closed in October and November 1996. Such notes bear interests at the rate of 12% per annum and are due upon the earlier of one year from the date thereon or 10 days after the successful completion of this

Offering. The Company intends to use approximately $618,000 from the proceeds of this Offering to repay such notes and accrued interest thereon. See Note 10 of Notes to Consolidated Financial Statements.

         Based on its contemplated expansion plans, the Company estimates that its total capital expenditures will be approximately $1,483,000 in fiscal 1997 and $2,480,000 in fiscal 1998. These estimates include the estimated costs of developing new restaurants and renovating existing Company owned restaurants. The Company expects that the net proceeds of this Offering (excluding any proceeds from the Underwriter's over-allotment option) and cash provided by operating activities will provide sufficient funds to finance its capital expenditures through September 1998.

         On December 1, 1996, the Company closed its commissary which has been providing certain baked goods and supplies to Company owned cafes and franchisees during the fiscal year ended September 29, 1996 and the nine months ended October 1, 1995. The Company determined that it could obtain such goods from other suppliers at less net cost to the Company.

OTHER INFORMATION

         SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," becomes effective for fiscal years beginning after December 15, 1995. SFAS No. 121 provides guidance for recognition of impairment losses related to long-lived assets (for example, property and equipment), and certain intangibles and related goodwill for (i) assets to be held and used, and (ii) assets to be disposed of. Specifically, any impairment loss to be recognized must be recorded in continuing operations. The Company must adopt the provisions of SFAS No. 121 in fiscal 1997. The Company does not expect any material impact from implementation of this statement.

         SFAS No. 123, "Accounting for Stock-Based Compensation," becomes effective for fiscal years beginning after December 15, 1995. SFAS No. 123 introduces a fair value-based method of accounting for stock-based compensation. Under SFAS No. 123, the Company may either adopt the new fair value-based method or provide pro forma disclosure of net income (loss) as if the accounting provisions of SFAS No. 123 had been adopted. The Company intends to retain the intrinsic method of accounting for stock-based employee compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provide the required pro forma disclosure in fiscal 1997. SFAS No. 123 is not expected to have any effect on the Company's financial position or results of operations.

                                    BUSINESS

OVERVIEW AND BUSINESS CONCEPT

         The Company consists of a chain of 17 cafes operating under the trade name "cafe la france," 11 of which are owned and operated by the Company and six of which are operated as franchises by independent third parties who have entered into franchise agreements with the Company. The Cafe La France menu features coffee beverages, including espresso and cappuccino, muffins, croissants, cookies and brownies baked on the premises, and made-to-order sandwiches, hot soups, salads and cold beverages. Target customers at all cafes are urban office employees, students and other adults who are time-sensitive yet desire a higher quality breakfast and lunch experience than is typically found at quick service restaurants. The Company's strategy is to create distinctive food offerings at reasonable prices that are fresher, of higher quality and in greater variety than those offered by competitors. The Company believes its quality menu selection, operating efficiency and convenient locations combined with the natural look and feel of a true European cafe further differentiates cafe la france from its competitors.

INDUSTRY TRENDS

         Until the late 1980's U. S. consumers were not fully acquainted with the popular gourmet cafes of Europe. With increased travel and globalization of consumer taste, and the intense media focus on healthy meals, the 1980's witnessed a growing awareness of and demand for gourmet cafes featuring upscale coffees and fresh, healthy foods. Shifting tastes (especially of baby boomers), and the need for an open setting for conversation and interaction which could replace bars or specialty places drove consumers to eagerly accept a new cafe concept which specialized in high quality coffees and fresh, nutritional soups and sandwiches.

         The largest company to grow the cafe concept in the Northeast is Au Bon Pain, headquartered in Boston, Massachusetts. Additional competition for the cafe market also includes Starbucks and Dunkin Donuts which both specialize in coffees and to a lesser extent baked goods and sandwich items.

         The Company believes that the mood and trend of the 1990's, inspired by the globally-conscious American consumer's image of a European cafe, is to capture the natural look and feel of a true cafe without being "flashy," and that this mood is better reflected by a comfortable, friendly atmosphere created through the abundant use of wood, simple but elegant paraphernalia on walls, and incandescent hanging lights. The Company's cafes, accordingly, are places where people gather and talk, and enjoy specially brewed hot coffee, healthy sandwiches and soups, cold beverages and fresh baked goods.

COMPANY HISTORY

         The first Cafe La France coffee restaurant was opened in Providence, Rhode Island in December 1989 by Thomas W. DeJordy, the Company's Chairman and Chief Executive Officer. Over the next few years, additional Cafe La France outlets were established in the Providence area and operated by separate corporations owned by Mr. DeJordy. By December 1993, Mr. DeJordy's companies owned and were operating a total of six cafes.

         Recognizing the franchise potential of his business concept resulting from a modest initial capital investment, limited hours of operation (generally 7:00 a.m. to 4:00 p.m.), an appealing but simple menu and the prospect for a favorable rate of return on investment, Mr. DeJordy sold the first Cafe La France franchise, an existing cafe, in August 1994, and by the end of that year, a total of four franchises were operating in the Providence area. A separate corporation, CLF Franchise Corporation, a Rhode Island corporation, was organized in 1993 for the purpose of entering into the franchise agreements and receiving all royalty income from the franchisees. By December 1994, the cafe la france business consisted of four cafes owned and operated by corporations controlled by Mr. DeJordy and four franchises.

         In January 1995, CLF2, Inc., a Rhode Island corporation wholly-owned by Mr. DeJordy, purchased the assets and existing leases of a chain of five cafe locations, and during the year the locations were converted to the Cafe La France concept. On February 9, 1995, three separate corporations owned by Mr. DeJordy and each operating a single cafe la france store were merged into CLF2, Inc. As a result, CLF2, Inc. became the sole corporate entity under which all Company owned cafes were to operate, and CLF Franchise Corporation continued to be the corporation under which the franchises were sold and the franchise income was received. By October 1, 1995, the Company had grown to 15 locations, of which 10 were owned by CLF2, Inc. and 5 were operated by independent franchisees.

         On July 14, 1995, a new corporation, Cafe la france, Inc. (the "Predecessor"), was organized in Rhode Island to function as a holding company to own 100% of the stock of the existing companies, CLF2, Inc. and CLF Franchise Corporation. On October 2, 1995 Mr. DeJordy exchanged the stock of the two existing companies for the stock of the Predecessor, and as a result became the owner of 100% of the outstanding common stock of the Predecessor. The Subchapter "S" federal income tax elections of the two subsidiaries were thereby terminated and the Predecessor adopted a new fiscal year beginning October 2, 1995 and ending September 29, 1996. The Predecessor was taxed as a regular Subchapter "C" corporation and will file a consolidated return with the two subsidiaries for the fiscal year ended September 29, 1996.

         The Company was organized as a Delaware corporation on September 25, 1996. On September 26, 1996, the shareholders of the Predecessor approved a merger of the Predecessor with and into the Company. The merger was effected on October 25, 1996 and was structured to qualify as a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Reorganization"). In connection with the Reorganization, each existing stockholder in the Predecessor received 290 shares of Common Stock in the Company in exchange for each outstanding share of common stock of the Predecessor owned thereby.

         As has been the case since early 1995, CLF2, Inc. will continue to be the operating company for all Company owned cafes and will provide all general and administrative support to the Company, and CLF Franchise Corporation will continue to enter into the franchise agreements and collect the franchise fees and royalty income from all franchisees.

PRODUCTS

         The Company specializes in four sectors of the cafe business: (1) coffee products, including six varieties of freshly ground and brewed coffees, espresso drinks, gourmet teas, and iced coffees; (2 baked goods, including bagels, biscotti, muffins, scones, and croissants; (3) lunch products, including several varieties of sandwiches, soups and salads; and (4) catered products, including baked goods and beverages appropriate for breakfast meetings, business lunches and other professional gatherings through a program called "Catering Express," as described below. The Company's percentage of revenues from each of its four major product categories, based on a representative sampling from Company owned cafes for the most recent fiscal year, are approximately as follows: coffee products (40%); baked goods (18%); lunch products (40%); and catering sales (2%).

         The Company's menu emphasizes "freshness and consistency". The Company has certain baked goods delivered fresh to its stores by local vendors each day. Prior to December 1, 1996, the Company operated a commissary within one of its Company owned stores, which also provided baked goods to Company owned stores and franchises. The commissary was closed on December 1, 1996. Each cafe also bakes muffins, croissants, cookies and brownies on the premises, which allows for the freshest product to be served to the customer, and minimizes waste due to stale products. The stores feature an extensive coffee presence as well as a full complement of baked goods to include bagels, biscotti, scones, and other baked goods in a display cabinet for maximum customer eye appeal. The aroma of several varieties of coffee brewing, in addition to the sound of milk frothing through the cappuccino machine, heightens the coffee aura that encompasses the Cafe La France coffee restaurant.

         The demographic profile of the Company's target customer base is educated, white collar, health conscious, young and mature adults. Management believes that the Company's target customer chooses healthier muffins over deep fried donuts for breakfast, a good quality gourmet coffee, and fresh healthy sandwiches at competitive prices. The fresh lean meats, the aroma of fresh breads, the choice of two kinds of chicken salad, five varieties of fat free muffins and "just made" cookies helps to make lunch at a cafe la france cafe an enjoyable experience.

         The Company's Catering Express program involves the sale of coffee and other beverages and breakfast and luncheon items by any Cafe La France coffee restaurant to local businesses and organizations. Selections appropriate for corporate functions, including baked goods, sandwiches, and cheese and crackers, are detailed on the Company's

"Les Ordres Speciaux" menu and delivered on attractive platters and baskets. Customers call their orders in directly by telephone or by facsimile machine to Company headquarters and deliveries are arranged through the nearest cafe location.

         The Company believes it competes on the basis of quality of food and service rather than price, although pricing is structured to give customers a sense of good value at its cafes. The average customer purchase is approximately $1.50 to $2.00 at breakfast and $4.00 to $5.00 at lunch. Approximately 45% of sales occur in the morning before 11:00 a.m., and approximately 55% of sales occur thereafter. Most stores are open for breakfast and lunch, and close by 4:00 p. m. Increases in the average guest check are accomplished through menu development, promotions, and suggestive selling by employees. The Company believes that it enjoys a high degree of repeat business. Management believes that the Company's menu items are priced to be industry competitive while insuring that customers receive quality and value for their money.

EXPANSION STRATEGY

         Although the Company has locations in both residential and urban areas, it is the intent of management to concentrate on the expansion of its urban locations which cater to working professionals. The majority of the Company's 17 stores (including 6 franchise locations) are in urban locations and many are typical of the format stores which management wants to develop with the proceeds of this Offering. These stores are projected to occupy 1200 square feet, cost approximately $100,000 to build and produce store contribution margins of 20% on sales of $250,000. These store economics combined with a simple Monday through Friday (7:00 a.m. to 4:00 p.m.) operation makes the urban Cafe La France concept not only financially attractive but also a desirable concept for restaurant managers and franchise owners who want "normal" working hours.

         Cafe La France's management is also currently exploring opportunities in highly visible residential areas. Unlike urban locations, these stores would serve as a destination for consumers looking for baked goods, luncheon items, and coffee seven days a week. To help gain market share and develop separate brand awareness, management is looking to possibly acquire or develop a retail operation which may operate under a different trade name than Cafe La France, such as "The Village Bean" which the Company is currently using in Scituate, Rhode Island and "The Coffee Bean" which the Company is currently using in Cranston, Rhode Island.

         The Company initially intends to focus on the development of Company owned cafes and franchises in the greater Boston, Massachusetts market, and has engaged the services of a Boston commercial realtor to serve as the Company's exclusive agent to locate up to 20 suitable properties available for lease in the area over the next 12-18 months. Management believes that expansion into the greater Boston, Massachusetts market can be accomplished with existing management based in its Providence corporate offices because of the short travel time to the Boston area and because of available capacity of its training personnel based in Providence. During the past fiscal year, management believes that it has secured the necessary management and accounting personnel and put into place the necessary accounting and financial systems to open and/or acquire approximately nine new Company owned locations and to establish approximately four more Franchise locations from the date of this Prospectus through September 1997 without substantially increasing its current fixed overhead expenses. From October 1997 through September 1998, the Company expects to open and/or acquire approximately 20 new Company owned cafes and to establish approximately 31 new franchises. Management also believes that it made significant progress in reducing the Company's cost of sales during the last six months of fiscal 1996 and expects to continue the procedures that resulted in such progress in all new stores. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION and RESULTS OF OPERATIONS -- Fiscal Year Ended September 29, 1996 Compared To Nine Months Ended October 1, 1995 -- Costs and Operating Expenses" and "USE OF PROCEEDS."

COMPETITION

         The Company believes that its major competitor in the Northeast (aside from single-unit, family-owned stores) with an established market for both morning and lunch business is Au Bon Pain, headquartered in Boston, Massachusetts. Au Bon Pain has grown the number of its cafes to over 200 units located predominantly in the

Northeast, including 4 locations in Rhode Island. Additional competition arises from companies which specialize in gourmet coffee, with Starbucks the nationally recognized leader with over 700 locations and growing rapidly each year. Dunkin Donuts is also a major competitor with over 2000 locations nationwide and with a particular concentration in the Northeast, including over 50 locations in Rhode Island. Moreover, Dunkin Donuts has continued to upgrade the quality and variety of its coffee, pastries and sandwiches as consumers have become more discerning about coffee and food products generally. See "RISK FACTORS -- Competition."

         The Cafe La France concept was developed as a mix between the gourmet coffee cafe of Starbucks and the bakery cafe concept of Au Bon Pain. The concept was designed to be simple in both menu design and interior physical design, with a small physical area and a modest capital investment to open. Management believes that the capital investment to open a Cafe La France franchise location (approximately $100,000 to $150,000 depending on size, location, etc.) is lower than an Au Bon Pain or a Starbucks (approximately $350,000 to $600,000). See "RISK FACTORS -- Competition."

CUSTOMER SERVICE AND CAFE OPERATIONS

         The Company believes that its quality of customer service and operational efficiency at each cafe is a competitive advantage. The entire Cafe La France organization is focused on executing the Company's philosophy of 100% customer satisfaction to insure that each customer is completely satisfied in product quality, price, and speed of service, and will become a frequent repeat customer. Consistent with this philosophy, quality standards have been established for all food and beverage products, the speed and friendliness of the service, and the cleanliness and physical environment of the cafes. The Company believes that speed of service is especially integral to its success. Cafe operating systems are being designed to achieve a three minute elapsed time between a customer's arrival in line and receipt of the customer's order. The systems are capable of handling significant lunch time volumes, preparing up to 150 custom-made sandwiches per hour.

SITE SELECTION AND DESIGN

         The Company seeks to locate its cafes in high visibility, heavily trafficked, office or shopping areas that are easily accessible to its target customers. With the exception of its Baltimore, Maryland franchisee, all stores are currently clustered in and around Providence, Rhode Island. Management believes that clustering its cafes increases name recognition and provides significant operational efficiencies. Management also believes that Cafe La France's menu, and cafe decor enable the Company to obtain access to future sites that are not available to traditional quick service restaurants because of space considerations and the venting/cooking requirements of such restaurants.

         Each cafe relies on a substantial volume of repeat business. In evaluating a potential new urban location, the Company studies the area within a radius of two blocks. Information is obtained regarding quick service breakfast or lunch competitors within the area. Detailed office occupancy, demographic and pedestrian traffic count information is also collected. Based on this information, sales, construction and equipment costs, and return on investment are projected. In evaluating a potential residential or suburban location, the Company studies the area within a radius of 5 miles, and evaluates such factors as parking, demographics (including population density and pedestrian and automobile traffic), visibility, zoning requirements (including setback and signage) and neighboring retail outlets.

         In its cafe design, the Company attempts to create a comfortable, home-like and friendly atmosphere through the use of wooden fixtures, simple wall decorations, and incandescent hanging lights to reflect the ambiance of the true European cafes. The design visually reinforces the distinctive difference between Cafe La France and other quick service restaurants serving breakfast and lunch. The Company recently completed a design program under the direction of a nationally recognized marketing firm to develop a uniform decor protocol for its new stores that will emphasize the Company's French cafe atmosphere. Over the last year, the Company has renovated its current stores to utilize the same decor features. Management believes that maximum use of natural light and an abundance of wood craftsmanship combined with simple yet comfortable furniture and fixtures results in a friendly, enjoyable and comfortable setting which contributes to a loyal, satisfied and growing customer base.

         The  Company  utilized  the  services  of   Leonard/Monahan,   Inc.  of
Providence, Rhode Island in early 1995 to create the Company's identity package. Leonard/Monahan, Inc. has created designs for Polaroid Corporation and H.

P. Hood Company. Their services for the Company have included interior and exterior store design, as well as design of packaging materials, sales literature, manuals, uniforms, public relations, media consulting, and franchise brochures.

PROPERTIES

         All Company-owned cafes, in addition to the corporate offices, are located in leased premises with lease terms typically for five years and a five year renewal period thereafter. Lease costs are typically triple net leases, with a minimum base occupancy charge and a charge for common area maintenance costs, insurance and real estate taxes. The following is a list of leases under which the Company's operating subsidiary, CLF2, Inc., is obligated:

                                 Approx.             Initial Lease       Renewal
LOCATION                        Sq. Feet                 Term             Term
--------                        --------                 ----             ----

Corporate Offices               (a) 800               1/96-3/99           None
216 Weybosset St.               (b) 800              9/96-11/99           None
Providence, RI               Total = 1600

Company Owned Cafes:
Arcade Building                  1137                 2/94-2/99          5 Yrs
Westminster St.
Providence, RI

73 Empire St.                    800                  5/91-5/98         10 Yrs
Providence, RI

228 Weybosset St.                1200               12/91-12/96          7 Yrs  (this renewal option has been
Providence, RI                                                                  exercised by the Company)

One Citizens Plaza               2067                  7/95-6/00         5 Yrs
Providence, RI

University Heights               3045                  5/93-4/98         5 Yrs
North Main St.
Providence, RI

483 Hope St.                    2100(1)                1/95-1/00         5 Yrs
Bristol, RI

1255 Reservoir Ave.             3100(2)                6/96-6/01         5 Yrs
Cranston, RI

Prince's Hill Marketplace3       1786                  8/95-8/00        15 Yrs
County Road
Barrington, RI

-------------------------
1The Company has subleased approximately 800 square feet of this leasehold to an unaffiliated Rhode Island limited liability company d/b/a "Daily Bread," a
retailer  of   European-style   gourmet  breads.
2The Company has subleased approximately 800 square feet of this leasehold to an unaffiliated Rhode Island limited liability company d/b/a "Daily Bread," a retailer of gourmet breads of European origin.
3This location was formerly operated as a franchise. The Company, which subleased this location to the Franchisee, revoked the franchise on November 30, 1996 for failure to meet Franchise Agreement obligations, and is currently operating this location as a Company-owned location with the consent of the franchisee.

258 Thayer St.                   1900                  7/96-7/01        5 Yrs
Providence, RI

Amtrak Station                   860                   9/95-9/98        None
Providence, RI


138 Danielson Pike               1300                  8/96-8/01        10 Yrs
Scituate, RI

         CLF2, Inc. is also the lessee on leases for the following franchise locations and has entered into subleases with such franchisees on the same terms and conditions as the original leases:

                                 Approx.          Initial Lease         Renewal
LOCATION                        Sq. Feet              Term               Term
--------                        --------              ----               ----

100 Fountain St.                   700              7/94-7/99           10 Yrs
Providence, RI

One Old Stone Square               554              1/95-1/00            5 Yrs
Providence, RI

         The Company considers its physical properties to be in good operating condition and suitable for the purposes for which they are used. The Company believes that its facilities are adequate for the reasonably foreseeable future.

MARKETING AND ADVERTISING

         In general, the Company has relied on limited radio advertising, word-of-mouth and customer satisfaction to entice new customers into its coffee restaurants. In addition, the Company has conducted local advertising and promotions for new store openings. Typically, the Company will target all potential customers within the immediate area of a new store by distributing flyers announcing the grand opening of a store. In addition, the Company's store manager will visit with local business persons to make an introduction and to acquaint them with Cafe La France by providing sample menus and "Catering Express" brochures.

         As the Company expands the number of outlets in the existing market, management intends to develop an advertising campaign to increase the number of visits by new customers. The cost of the advertising campaign will be funded by the Company and by a weekly contribution from franchisees equal to up to 2% of gross receipts pursuant to an advertising expense-sharing provision in the Company's franchise agreements. Advertising in new markets will begin when the number of total locations in a new geographical area provide sufficient economies of scale to fund an advertising program.

TRAINING AND DEVELOPMENT

         The Company has developed a three-step training program to assure a smooth opening for each new Company-owned and each franchise location. The training program covers three to four weeks, with each step covering one week and an additional week between Step 2 and Step 3 in order to prepare for the grand opening of a cafe, as outlined below.

Step 1:  Orientation

         In this classroom-style training session, new managers learn to understand the basics of the restaurant business, management's philosophy of operating a successful cafe, and the techniques of implementing the Company's business concept. Topics in this one week session include company history, customer service, cost controls, accounting, vendor relations, staffing, menu knowledge, sanitation procedures, quality assurance, system standards, government regulation, loss prevention, and human resources.

Step 2:  Operations

         The objective of Operations training is to familiarize the manager with every aspect of operating a store within the system guidelines. During this one week step, training is on-site at a designated Company training store where the trainee manager follows an experienced manager through his or her daily tasks and responsibilities. In addition, a member of the control team works as a coordinator to assure that all topics are thoroughly covered. A complete understanding  is required in areas such as daily opening  procedures,  sandwich preparation, coffee and espresso preparation, sanitation, cash register operations, ordering, inventory, safety, and banking procedures.

Step 3:  Support

         The third week of training coincides with the grand opening of the new cafe. During this training period, a Company support person actually works side by side with the trainee manager, assisting with daily management duties as necessary. As the week progresses, the trainee manager requires less support, so that the support person leaves the store by the end of the first week but continues to be available to offer the new manager assistance on an as-needed basis.

EMPLOYEES

         The Company as of December 3, 1996 has 88 employees, including 42 full-time employees, and 46 part-time employees. Nine of the Company's employees, including its two executive officers, are employed at the Company's executive offices located at 216 Weybosset Street in downtown Providence, Rhode Island. Each store is staffed with a restaurant manager and a number of hourly employees, both full time and part time, based upon the sales volumes of the store. None of the Company's employees is covered by a collective bargaining agreement. The Company provides health insurance to approximately 20 of its full-time employees. The Company considers its employee relations to be good.

MANAGEMENT INFORMATION SYSTEMS

         Each Cafe La France store uses a computerized cash register to collect point of sale information including: sales by menu item, department, and major category (coffee, food, other beverage, other); sales by hour, day and week; customer count; and average guest check. This detailed sales information, which is currently gathered manually and assembled in spread-sheet form, allows the Company to spot significant sales trends by store, provides data to help keep the cafe menus fresh, highlights slow selling items, and allows management to analyze the effect of marketing promotions and advertising. The Company expects to use a portion of the proceeds of this Offering to upgrade its cash register system to provide additional information and to upgrade its software to enable the Company to electronically compile and analyze the sales information described herein on a daily basis at its central office location.

         The corporate general ledger system is a network-based software package which includes all general ledger functions, accounts payable, accounts receivable, inventory control, payroll, and order entry. The Company uses all the above functions, with the exception of payroll processing, which is currently performed by an outside company.

         Each month the Company generates computerized profit and loss reports by store to track individual store profitability and spot unfavorable trends for immediate follow-up. In addition, the Company tracks store sales daily and weekly for comparison to the prior year and the current year's budget, and tracks cost of goods sold weekly by store.

TRADEMARKS/SERVICEMARKS

         The Company's logo consists of a coffee cup with an accent mark above and the words "cafe la france" below. The Company registered its logo with the United States Patent and Trademark Office and received servicemark protection in the 50 states on January 2, 1996, under Registration Number 1,945,392. The Company has also registered the servicemark "cafe la france" in Massachusetts and Rhode Island.

GOVERNMENT REGULATION

         Each Company-owned and franchised cafe is subject to licensing and regulation by state and local health, sanitation, fire and other departments, and to the regulations of certain federal agencies, including the Occupational Safety and Health Administration. Difficulties or failures in obtaining the required licensing or approvals could result in delays or cancellations in the opening of cafes.

         In addition, the Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions.

         The Company is also subject to federal and a substantial number of state laws regulating the offer and sale of franchises. Such laws impose registration and disclosure requirements on franchisers in the offer and sale of franchises and may apply substantive standards to the relationship between franchiser and franchisee. See "FRANCHISE OPERATIONS -- Registration" below.

FRANCHISE OPERATIONS

         Locations

         The Company seeks to locate both its Company owned cafes and its franchises in areas of high walk-by consumer traffic in urban areas ( for example, street corners), in or near office buildings with a significant white-collar workforce in suburban areas, or on "main street" in upscale communities. Currently, the Company has six franchise locations as follows:

                                         Date        Approx.       Gross Sales
         Franchisee                     Opened      Square Ft.     Royalty Rate
         ----------                     ------      ----------     ------------

         Washington Highway              8/94         1280              4%
         Lincoln, RI

         100 Fountain Street            10/94          700              5%
         Providence, RI

         One Old Stone Square           10/94          554              5%
         Providence, RI

         327 Putnam Pike                10/95          650              5%
         Smithfield, RI

         1 North Charles Street         11/95         1000              5%
         Baltimore, MD

         49 Exchange Street             12/95         1300              5%
         Pawtucket, RI

         In October, 1995, the Company entered into an area development agreement with its Baltimore franchisee to have 7 locations operating in the Baltimore, Maryland area by May 1999. The Baltimore franchisee opened his first location in November 1995, and is actively seeking a second location as of the date of this Prospectus.

         Franchise Growth Potential and Cost

         The Company has developed its cafe concept to maximize the future growth of franchise locations, and believes that the following key attributes will contribute to such growth: (i) a low initial franchise fee of $15,000, coupled with a low royalty rate of 5% of gross sales and a low advertising/promotional rate of 2% of gross sales, to allow for affordability by people who are losing jobs through attrition or seek productive investment in an entrepreneurial business; (ii) a limited and simple menu for ease of operation;
(iii) reduced hours of operation, as most urban locations are open five days a week for breakfast and lunch, and close by 4:00 P. M. each afternoon; (iv) a modest initial capital investment of approximately $100,000 to $150,000 depending on the location and facility size; and (v) a concept and menu which management believes will capture the growing demand in the United States for healthier food in a convenient and comfortable setting at a reasonable price.

         All franchisees are required to send their managers through the Company's training program, as discussed above in the "Training and Development" section.

         Registration

         The Company initially prepared a Franchise Offering Circular for Prospective Franchisees dated April 28, 1995 pursuant to applicable Federal Trade Commission rules and Rhode Island law which originally qualified the Company to sell franchises under the name "cafe la france" in 37 states. However, the Company may not sell additional franchises until its recently revised Offering Circular dated December 6, 1996 (which includes updated financial information from the Company's most recent fiscal year and other required information) is approved by state regulators in the states in which the Company desires to sell additional franchises. The Company intends to acquire regulatory approval of its Offering Circular to enable it to target franchise growth over the next three years in the New England states, New York, New Jersey, Maryland, Washington, D. C., Pennsylvania and contiguous areas of the Midwest. The Company anticipates attracting additional franchisees through advertisement in journals, newspapers, magazines, and franchise trade shows. The Company plans to concentrate on area development franchise agreements rather than on single franchise locations to optimize franchise growth and reduce related expenses.

         Recent Franchise Revocations

         During the fiscal year ended September 29, 1996, the Company revoked a franchise located in East Greenwich, Rhode Island, and on November 30, 1996 the Company revoked a franchise operating in Barrington, Rhode Island. The Company is currently operating the Barrington location, which it had subleased to the Franchisee, as a Company owned cafe.

LEGAL PROCEEDINGS

         The Company is not currently involved in any material litigation or proceeding which is required to be disclosed under Item 103 of Regulation S-B.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         The directors, executive officers and key employees of the Company are as follows:

Name                                Age              Position
----                                ---              --------

Thomas W. DeJordy                   33               Chairman of the Board, President, Chief Executive
                                                     Officer and Director

Robert G. King                      50               Vice President - Finance, Treasurer and  Director

Richard LaFrance                    49               Director

Daniel B. Forlasto                  35               Director of Operations


         Thomas W. DeJordy, Chairman of the Board, President and Chief Executive Officer, founded the Company in 1989 and has worked in every capacity for the Company since inception. Prior to organizing the Company, Mr. DeJordy was self-employed as a stockbroker. Mr. DeJordy is a 1985 graduate of Holy Cross College.

         Robert G. King, Vice President - Finance, Treasurer, and Director, joined the Company in January 1996. Prior to that time, Mr. King served as Chief Financial Officer of Olde World Bakeries, Ltd. from September 1994 through July 1995, and as Chief Financial Officer for The Coffee Connection from November 1993 through July 1994 (during which period he coordinated the sale of this chain to Starbucks in April 1994). From 1985 through September 1992, Mr. King served as Senior Vice President and Chief Financial Officer of The Ground Round and was instrumental in taking this 210 unit chain public in 1991. From 1975 to 1985, Mr. King worked for the Howard Johnson Company in various financial positions, including Vice President from 1982 to 1985. Mr. King is a Certified Public Accountant, and holds a BS/BA degree and a MBA degree from Babson College and a Masters of Science in Taxation from Bentley College.

         Richard LaFrance, a Director, has served as the Chief Executive Officer of LaFrance Bros., Inc., a company which owns and operates White's of Westport (a 1600 seat full service function facility and restaurant), since 1991. Since 1989, he has served as the President of LaFrance Hospitality Corp. and since 1995 as the President of Fairhaven Hospitality Corp., operators of Hampton Inn Hotels located in southeastern Massachusetts. Mr. LaFrance is a 1968 graduate of the University of Notre Dame, and is a director of Fall River 5(cent) Savings Bank and a former director of the Massachusetts Restaurant Association. The Company's name is not derived from or related to Mr.
LaFrance.

         Daniel B. Forlasto, Director of Operations, joined the Company in May 1996. From January 1996 to April 1996 Mr. Forlasto served as General Manager for Northeast Restaurants, Inc. (Chilis) and from September 1995 to January 1996 Mr. Forlasto served as Vice President of Operations, North East, for Stacey's Buffet, Inc. and was responsible for all operations of eight restaurants in the New England area. From September 1992 to September 1995, Mr. Forlasto served as Lead General Manager for Old Country Buffet/Buffet Inc. Mr. Forlasto also served as Training General Manager for Ponderosa Steakhouse (a division of Metromedia Steakhouse, Inc.) from 1987 to 1992.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company receive no additional compensation for attendance at Board meetings. Non-employee directors receive a per diem fee of $150 and are reimbursed for their expenses in connection with attending Board meetings. Non-employee directors may also participate in the 1996 Stock Incentive Plan or a directors' stock option plan, if established by the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services rendered in all capacities to the Company during the fiscal year ended September 29, 1996, the fiscal year (9 months) ended October 1, 1995, and the fiscal year ended December 31, 1994. No other executive officers earned in excess of $100,000 of salary and bonus for the periods indicated. See "Employment Agreements" below.

SUMMARY COMPENSATION TABLE

                                                 Annual
                                             Compensation

Name and
Principal Position                 Year        Salary ($)        Bonus
------------------                 ----        ----------        -----

Thomas W. DeJordy,                 1996        $117,000          $0
  Chairman and Chief               1995        $*                $*
  Executive Officer                1994        $*                $*


--------------------------

*No salary or bonus was received by Mr. DeJordy for the calendar year 1994 and for the nine month period ended October 1, 1995. Mr. DeJordy received Subchapter S distribution of $32,795 for the calendar year 1994 and $32,327 for the nine month period ending October 1, 1995.


EMPLOYMENT AGREEMENTS

         The Company and Mr. DeJordy have entered into an employment agreement which provides for a term of three years at an initial base annual salary of $132,000, adjusted upwards by 5% annually. In addition, Mr. DeJordy is entitled to receive annual bonuses of $15,000, $20,000 and $25,000, respectively, in fiscal years ending 1997, 1998 and 1999, and an annual performance bonus in fiscal 1998 and fiscal 1999 if the Company achieves net income objectives approved by the Board of Directors. Under the terms of the agreement, Mr. DeJordy is entitled to receive an option to purchase 200,000 shares of Common Stock pursuant to the Company's 1996 Stock Incentive Plan upon the successful completion of this Offering. Such option will have an exercise price equal to the price per share of the Common Stock offered hereby to the public, and shall vest over 5 years, subject to modification as a result of applicable incentive stock option rules. Mr. DeJordy's employment agreement also contains change-of control provisions that require the Company to pay Mr. DeJordy 1.5 or 2.5 times his annual salary in the event of a change-of-control during the term of the Agreement, subject to certain conditions. Mr. DeJordy's Agreement also provides for health insurance benefits and contains non-competition provisions that prohibit him from competing with the Company and acquiring any new interests in the cafe business. The period covered by the non-competition provisions will end upon the later of the expiration of the agreement or one year after Mr. DeJordy's resignation or termination. To activate this non-competition provision, the Company must notify Mr. DeJordy and pay him the sum of $100,000. See "PRINCIPAL STOCKHOLDERS."

         The Company and Mr. King have also entered into an employment agreement which provides for a term of three years at an initial annual compensation of $108,000. Mr. King is also entitled to receive, on January 31, 1997, an option to purchase 60,000 shares of Common Stock at an exercise price equal to the price per share of the Common Stock offered hereby to the public, vesting monthly over a three-year period. Mr. King's employment agreement contains change-of-control provisions requiring the Company to pay Mr. King 100% of his annual salary in the event of a change-of-control during the term, subject to certain conditions. Mr. King's employment agreement also contains health insurance benefits, discretionary annual cash performance-based bonuses, and a one year non-competition covenant following termination, which is activated by a payment from the Company to Mr. King in the amount of one year's annual base salary. Mr. King's employment agreement is terminable by the Company in the event this Offering is not successfully completed.

1996 STOCK INCENTIVE PLAN

         The following is a summary of the principal features of the Cafe La France 1996 Stock Incentive Plan (the "Plan").

         Purpose. The purpose of the Plan is to advance the interests of the Company by providing material incentive for the continued services of key and valuable employees, directors, and non-employees who perform services for the Company. Under the Plan, participants may be awarded options to purchase Common Stock, in accordance with the terms of the Plan as described below.

         Operation and Eligibility. The Plan will be administered by [a Committee of] the Board of Directors. The Committee shall have the authority under the Plan to make awards to eligible participants in the form of (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or (ii) non-qualified stock options. Employees of the Company and non-employees who perform services for the Company, including non-employee directors, shall be eligible for awards under the Plan as determined by the Committee, except that only employees are eligible to receive incentive stock options. The aggregate number of shares of Common Stock that may be the subject of options awarded under the Plan shall not exceed 400,000 shares, all or any portion of which may be granted in the form of incentive stock options. Shares of Common Stock reserved for issuance but never issued, such as shares covered by expired or terminated options, generally will be available for subsequent awards. Pursuant to Mr. DeJordy's employment agreement with the Company, Mr. DeJordy shall receive an option to purchase 200,000 shares of Common Stock upon the successful completion of this Offering. Mr. King, pursuant to his employment agreement, shall receive an option to purchase 60,000 shares of Common Stock in January 1997.

         Terms and Conditions of Options.

         (a) Option price: The option price per share for any option granted under the Plan shall be determined by the Committee; provided, however, that in the case of an incentive stock option, the option price per share shall not be less than l00% of the fair market value of the Common Stock at the time of grant.

         (b) Period within which option may be exercised: The period of each option shall be fixed by the Committee, but no incentive stock option may be exercised after the expiration of ten years from the date the option is granted. The Committee may, in its discretion, determine as a condition of any option, that all or a stated percentage of the shares covered by such option shall become exercisable, in installments or otherwise, only after the completion of a specified service requirement by the Optionee.

         (c) Special Rules for l0% Shareholder: Notwithstanding the above, the option price per share of an incentive stock option granted to an employee who, at the time such option is granted, owns shares possessing more than l0% of the total combined voting power of all classes of shares of the Company shall be at least ll0% of the fair market value of the Common Stock subject to the option. In addition, any such incentive stock option may not be exercised after the expiration of five years from the date the option is granted.

         (d) Grant limitation: The aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year (determined at the time the incentive stock option is granted) shall not exceed $l00,000.

         (e)  Termination  of option by reason  of  termination  of  employment:
Unless the Committee in its discretion determines otherwise, if an Optionee's employment with the Company terminates, all options which are not exercisable on the date of termination of employment shall immediately terminate, and any remaining options shall terminate if not exercised before the expiration of the following periods, or the expiration of the term of the option, if earlier: (i) thirty (30) days following termination of employment, if termination was not a result of retirement on or after age 55, or of death or disability (disability within the meaning of Section 22(e)(3) of the Internal Revenue Code), or (ii) three (3) months following termination of employment because of retirement on or after age 55, or (iii) one (l) year following date of death or commencement of disability, if the Optionee was employed by the Company at the time of death or the commencement of disability. Notwithstanding the foregoing, if the Optionee's employment is terminated for cause, any remaining portion of the option shall immediately terminate.

         (f) Non-transferability: Except in limited circumstances, each option and all rights thereunder shall be exercisable during the Optionee's lifetime only by him and shall be non-assignable and non-transferable by the Optionee except, in the event of the Optionee's death, by his will or by the laws of descent and distribution.

         (g) Modification or cancellation of option. The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionee, the modification of the terms of any option agreement (subject to the limitations contained in the Plan), including the acceleration of the exercisability of any option for any reason including a change in the control or ownership of the Company, or the cancellation of any or all outstanding options granted under this Plan. In substitution for canceled options, the Committee may grant new options (subject to the limitations contained in the Plan) covering the same or different numbers of shares of Common Stock at an option price per share in all events not less than fair market value on the date of the new grant.

         (h) Disposition of shares. No option shall qualify as an incentive stock option if the shares of Common Stock acquired pursuant to the exercise of the option are transferred, other than by will or by the laws of descent and distribution, within two years of the date such option was granted or within one year after the transfer of Common Stock to the employee pursuant to such exercise.

         Method of Exercise. An option granted under the Plan may be exercised by written notice to the Committee, stating the number of shares of Common Stock in respect of which the Option is being exercised. The notice shall either be accompanied by the payment of the full option price for such shares or with a request for a loan from the Company for all or a part of the purchase price. The purchase price may be paid (i) in cash (including personal check), (ii) by the delivery to the Company of Common Stock already owned by the Optionee, (iii) subject to the prior approval of the Committee and if permitted by applicable law, by delivery to the Company of the promissory note of the Optionee, or (iv) by any combination of the above. A certificate or certificates for the shares of Common Stock of the Company purchased through the exercise of an option shall be issued in regular course after the exercise of the option and payment therefore. During the option period no person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a stockholder with respect to any shares issuable upon exercise of such option until certificates representing such shares shall have been issued and delivered.

         Changes in the Company's Capital Structure. The existence of outstanding options shall not affect in any way the right or ability of the Company or its stockholders to make or authorize any or all changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights hereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or substantially all of the outstanding stock of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

         If the Company shall effect a subdivision, consolidation or reclassification of shares or other capital readjustment or recapitalization, the payment of a stock dividend, or other increase or reduction of the number of shares of the voting shares outstanding, without receiving compensation therefor in money, services or property, then the number, class, and per share price of Common Stock shall be appropriately adjusted in such a manner as to entitle an Optionee to receive upon exercise of an option, for the same aggregate cash consideration, the same total number and class of shares as he would have received as a result of the event requiring the adjustment.

         If the Company is merged into or consolidated with another corporation, regardless of whether or not the Company is the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets or substantially all of the stock of the Company while this option remains outstanding, unless the Board determines otherwise, all outstanding options shall expire as of the effective date of any such merger, consolidation, liquidation, sale, or other disposition, provided that (x) notice of such merger, consolidation, liquidation, sale or other disposition shall be given to such Optionee at least 30 days prior to the effective date of such merger, consolidation, liquidation, sale or other disposition and (y) an Optionee shall have the right to exercise an option to the extent that the same is then exercisable during the 30 day period preceding the effective date of such merger, consolidation, liquidation, sale or other disposition.

         In general, the issue by the Company of shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or the price of Common Stock then subject to outstanding options.

         Amendment or Termination. The Committee may terminate the Plan at any time, and may amend the Plan at any time or from time to time; provided, however, that any amendment that would increase the aggregate number of shares that may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the Company stockholders to the extent required by Internal Revenue Code Section 422, other applicable laws or any other governing rules or regulations.

         Duration of Plan. No incentive stock option may be granted later than 10 years after the earlier of the date the Plan is adopted or the date the Plan is approved by the Company's stockholders.

LIMITATION ON LIABILITY OF AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the DGCL affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Twelfth of the Company's Certificate of Incorporation provides that any person made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss, provided, however, that the Company shall indemnify such person in any proceeding initiated by such person only if such proceeding was authorized by the Directors of the Company. The right of indemnification described herein includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided that such person, if required by the DGCL, undertakes to repay all amounts advanced if it shall be ultimately determined that such director or officer is not entitled to be indemnified under Article Twelfth or otherwise.

         Section 102(b)(7) of the DGCL gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. Article Twelfth of the Company's Certificate of Incorporation states that to the maximum extent permitted by Section 102(b)(7) of the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages resulting from such director's breach of fiduciary duty as a director of the Company, except for liability involving one of the four exceptions described in (i) through (iv) above. In addition, the Certificate of Incorporation will provide that if the DGCL is amended to authorize the further limitation or elimination of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Section 145 of the DGCL also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Article Twelfth of the Company's Certificate of Incorporation provides that the Company may maintain insurance to protect the Company and its directors and officers against expenses, liabilities and losses whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. [The Company intends to procure a directors' and officers' liability and company reimbursement liability insurance policy that will (a) insure directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insure the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Certificate of Incorporation or By-Laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                              CERTAIN TRANSACTIONS

         In November, 1996, the Company entered into employment agreements with Messrs. DeJordy and King and Mr DeJordy entered into an escrow agreement with respect to 300,000 shares of Common Stock owned by him. See "MANAGEMENT -- Employment Agreements" and "PRINCIPAL STOCKHOLDERS -- Escrow of Shares."

         During October and November, 1996, the Company completed a private offering of 12% promissory notes (the "Notes") and common stock purchase warrants (the "Bridge Warrants"). The Notes are being repaid with the proceeds of this Offering. The Bridge Warrants become exercisable for $.01 per share for a period of 60 days beginning 13 months after the successful completion of this Offering. The Bridge Warrants are exercisable for a total of 105,882 shares of Common Stock in the Company. The Company has agreed to file a registration statement to register the shares acquirable upon exercise of the Bridge Warrants for resale after the successful completion of this Offering. The Bridge Warrants are nontransferable and do not confer upon their holders any voting or other rights as stockholders of the Company.

         On October 25, 1996, Cafe la france, Inc., a Rhode Island corporation and holder of all of the outstanding stock of the Company's operating subsidiaries (the "Predecessor"), was merged with and into the Company. The merger was structured to qualify as a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Reorganization"). In connection with the Reorganization, each existing stockholder in the Predecessor received 290 shares of Common Stock in the Company in exchange for each outstanding share of common stock of the Predecessor owned thereby.

         On February 28, 1996, Home Loan and Investment Bank provided a term loan (the "Loan") in the principal amount of $350,000 to the Company. The Loan is personally guaranteed by Mr. DeJordy. The Company does not intend to repay the Loan from the proceeds of this Offering unless required to by the Bank.

         From June 1995 through May 1996, the Predecessor conducted a private offering of Common Stock pursuant to Regulation D under the Securities Act to help provide the necessary funds to finance the Predecessor's operations and expansion. The Predecessor sold a total of 999.66 shares at $1000 per share (the equivalent of approximately 290,000 post-Reorganization shares of Common Stock) or 22.4% of the shares of Common Stock currently outstanding, and raised gross proceeds of $999,667 from such sales.

         On October 2, 1995, Mr. DeJordy contributed all of the outstanding stock of the Company's operating subsidiaries, CLF2, Inc. and CLF Franchise Corporation, to the Predecessor in exchange for 3,375 shares of common stock of the Predecessor.

         On February 9, 1995, three corporations wholly owned by Mr. DeJordy (CLF7, Inc., CLF3, Inc. and CLF9, Inc.) were merged with and into CLF2, Inc. (also wholly-owned by Mr. DeJordy), in a tax free reorganization, and the stock of such non-surviving corporations was canceled.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of common stock of the Company as of the date hereof, by
(i) each of the Company's directors, (ii) each of the Company's executive officers named in the Summary Compensation Table and (iii) all current executive officers and directors of the Company as a group. The common stock is the only class of equity securities of the Company which will be outstanding after the Offering. No other person beneficially owns more than 5% of the outstanding shares of common stock. There are currently 34 stockholders of the Company.



                                                       Number of          Percentage Owned       Percentage Owned
Name and Address             Title                     Shares Owned       Before the Offering    After the Offering
----------------             -----                     ------------       -------------------    ------------------
Thomas W. DeJordy            Chairman, CEO,
216 Weybosset Street         President & Director         923,6501              71.4%1                 37.8%1
Providence, RI 02903

Robert G. King               Vice President - Finance
                             & Director                    20,2502               1.5%                    .8%

Richard LaFrance             Director                       29,000               2.2%                   1.2%
                                                          --------              ------                 ------

All current directors and
executive officers (3 persons)                             972,900              75.1.0%                39.8%
                                                          ========              =======                =====

(1) Certain of Mr. DeJordy's relatives also own shares of Common Stock, as to which Mr. DeJordy disclaims beneficial ownership.

(2) Includes 20,250 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of January 31, 1997, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.


         ESCROW OF SHARES.

         At the request of the Underwriter, in December 1996, Mr. DeJordy agreed to enter into an escrow agreement (the "Escrow Agreement") with a to be selected financial institution as escrow agent pursuant to which 300,000 shares of Common Stock owned by Mr. DeJordy will be deposited into an escrow account (the "Escrow Account"). The Common Stock to be deposited in the Escrow Account will be subject to release as follows: (i) in the event the Company achieves net earnings equal to or exceeding $250,000 in the fiscal year ending September, 1998, Mr. DeJordy will have released to him 100,000 shares; (ii) in the event the Company achieves net earnings equal to or exceeding $1,300,000 in the fiscal year ending September, 1999, Mr. DeJordy will have released to him 100,000 shares; and (iii) in the event the Company achieves net earnings equal to or exceeding $2,500,000 in the fiscal year ending September, 2000, Mr. DeJordy will have released to him the remaining 100,000 shares. In the event any of the foregoing benchmarks are not reached by the Company for the specific period, the escrowed shares of Common Stock not subject to release for such period will be subject to release in the next fiscal year in which the benchmark for that specific period is met. In the event the benchmark for the fiscal year ending
September, 2000 is not met, any and all remaining escrowed shares of Common Stock will be permanently transferred to the Company for a price of $.01 per share.

         The determination of net earnings will be made in accordance with generally accepted accounting principles and will be based upon the audited financial statements of the Company prepared by its certified public accountants.

                            DESCRIPTION OF SECURITIES

         COMMON STOCK. The Company is authorized to issue 9,000,000 shares of Common Stock, par value $.01 per share, of which 1,293,302 shares are currently outstanding. Holders of Common Stock have one vote for each share held of record on all matters to be voted upon by stockholders, including the election of directors, will have no cumulative voting rights with respect to any matter, and will be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon liquidation of such corporation, to share ratably in the net assets available for distribution. Shares of Common Stock are not redeemable and have no preemptive, conversion or similar rights.

         COMMON STOCK OPTIONS.

         The Company's 1996 Stock Incentive Plan (the "Plan") enables the Company to issue incentive and non-qualified stock options to deserving employees and non-employees who perform services for the Company. Under the Plan, the Company has reserved 400,000 shares of its authorized common stock for option grants. The Company believes that the Plan will enhance its ability to attract and retain key employees and other persons who are in a position to make significant contributions to the Company's success. See "MANAGEMENT -- 1996 Stock Incentive Plan."

         The Company has issued incentive stock options under the Plan to purchase 65,250 shares of Common Stock to certain employees which options are exercisable for $3.45 per share. The Company also has agreed to issue an option for 200,000 shares of Common Stock under the Plan to Mr. DeJordy upon the successful completion of this Offering, at an exercise price equal to the price of the Common Stock offered hereby, subject to modification as a result of applicable incentive stock option rules, and to issue an option for 60,000 shares to Mr. King in January 1997 at an exercise price equal to the price of Common Stock offered hereby. See "MANAGEMENT -- Employment Agreements." In addition, the Company has issued nonqualified options to purchase 58,000 shares of Common Stock to certain consultants. Such options are exercisable for $3.45 per share.

         REDEEMABLE WARRANTS.

         The following summary description of certain provisions of the Redeemable Warrants is believed to reflect all material provisions of the Redeemable Warrants but is not necessarily complete and reference is made to the Warrant Agreement by and among the Company and American Securities Transfer & Trust Incorporated (the "Warrant Agent") filed as an exhibit to the Registration Statement of which this Prospectus is a part for a detailed description thereof.

         Each Redeemable Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $5.525 per share. Unless the Redeemable Warrants are redeemed as provided below, the Redeemable Warrants may be exercised at any time commencing 90 days after the date of this Prospectus and ending 5 years from the date of this Prospectus.

         The Redeemable Warrants are redeemable by the Company at $.10 per Redeemable Warrant on 30 days' prior written notice commencing 13 months after the date of this Prospectus, provided that the average closing bid price of the Common Stock equals or exceeds $6.80 per share (160% of the Offering price of the Shares) for 20 consecutive trading days ending within 10 days prior to the notice of redemption. For purposes of the Redeemable Warrant Agreement, "average closing bid price" is defined as the closing bid price as quoted on the NASDAQ. The Redeemable Warrants may not be redeemed unless they are then exercisable and a current prospectus covering the Redeemable Warrants and the shares of Common Stock issuable thereunder is then in effect. The Redeemable Warrants will remain exercisable until the close of business on the fifth business day prior to the date of redemption. Redemption of the Redeemable Warrants may force the holders to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so or sell the Redeemable Warrants at the current market price when they might otherwise desire to hold the Redeemable Warrants.

         The Company has agreed with the Underwriter that the Company will pay the Underwriter a Warrant Solicitation Fee of 5% of the exercise price of the Redeemable Warrants exercised and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission. Such Warrant Solicitation Fee will be paid to the Underwriter if: (i) the market price of the Common Stock on the date that the Redeemable Warrant is exercised is equal to or greater than the exercise price of the Redeemable Warrant; (ii) the exercise of the Redeemable Warrant was solicited by a NASD member firm; (iii) prior specific written approval for exercise is received from the customer if the Redeemable Warrant is held in a discretionary account; (iv) disclosure of this compensation arrangement is made prior to or upon the exercise of the Redeemable Warrant; (v) solicitation of the exercise is not in violation of Rule 10b-6 of the Exchange Act; and (vi) solicitation of the exercise is in compliance with NASD notice to Members 92-28. In addition, unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for the period from nine business days prior to any solicitation of the exercise of any Redeemable Warrant or nine business days prior to the exercise of any Redeemable Warrant based on prior solicitation until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Redeemable Warrants are exercisable.

         The holders of the Redeemable Warrants will not have any of the rights or privileges of stockholders of the Company (except to the extent they otherwise own Common Stock) prior to the exercise of the Redeemable Warrants. The Redeemable Warrants will be entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock deliverable upon the exercise thereof upon the occurrence of certain events, including a stock dividend, stock split or similar reorganization.

         In order for a holder to exercise a Redeemable Warrant, there must be a current registration statement on file with the Commission and various state securities commissions to register the shares of Common Stock underlying the Redeemable Warrants for sale to the Holder of the Warrant. Pursuant to Section 10(a)(3) of the Securities Act, the information contained in this Prospectus will be deemed "stale" nine months from the date of this Prospectus. The Company has agreed, so long as the Redeemable Warrants are outstanding, to use its best efforts to keep a registration statement effective under the Securities Act and state securities laws to permit the issuance of the shares of Common Stock upon exercise or exchange of the Redeemable Warrants. Nevertheless, although the Company intends to do so, no assurance can be given that the registration statement will be kept current, the failure of which may result in the Redeemable Warrants not being exercisable or exchangeable and therefore worthless.

UNDERWRITER'S WARRANT

         In connection with this Offering, the Company has agreed to sell to the Underwriter, for nominal consideration, a warrant to purchase from the Company 115,000 shares of Common Stock and 115,000 Redeemable Warrants (the "Underwriter's Warrant"). The Underwriter's Warrant is initially exercisable at a price of $5.95 per share of Common Stock and $7.735 per Redeemable Warrant (140% of the respective initial public offering prices) for a period of four years commencing one year from the effective date of this Prospectus and is restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of the Underwriter and by operation of law. The shares of Common Stock and the Redeemable Warrants issuable upon exercise of the Underwriter's Warrant are identical to those offered hereby except for the exercise prices and that the Redeemable Warrants contained in the Underwriter's Warrant cannot be redeemed by the Company.

         For the term of the Underwriter's Warrant, the holder thereof has the opportunity to profit from a rise in the market price of the Company's securities which may result in a dilution of the interest of the stockholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Underwriter's Warrant is outstanding. At any time when the holders thereof might be expected to exercise it, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided by the Underwriters' Warrant.

         BRIDGE WARRANTS. During 1996, the Company completed a private offering of $600,000 of 12% promissory notes (the "Notes") and common stock purchase warrants (the "Bridge Warrants"). The Notes are being repaid with a portion of the net proceeds of this Offering. The Bridge Warrants become exercisable for $.01 per share for a period of 60 days beginning 13 months after the successful completion of this Offering. The Bridge Warrants are exercisable for a total of 105,882 shares of Common Stock in the Company. The Company has agreed to file a registration statement to register the shares acquirable upon exercise of the Bridge Warrants for resale after the successful completion of this Offering. The Bridge Warrants are nontransferable and do not confer upon their holders any voting or other rights as stockholders of the Company.

         PREFERRED STOCK. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Company's common stock. At present, the Company has no plans to issue any of the Preferred Stock.

         DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS.

         SECTION 203. In the Certificate of Incorporation, the Company has expressly elected to be governed by Section 203 of the DGCL. Section 203 prevents an "interested stockholder" (defined in Section 203 generally as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote and not by written consent of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         ADVANCE NOTICE FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS. The By-Laws of the Company will establish an advance notice procedure with regard to the nomination, other than by or at the direction of its Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of the Company (the "Business Procedure"). The Nomination Procedure will require that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-Laws. If the election inspectors determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-Laws. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting. Although the By-Laws of the Company do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-Laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

         TRANSFER AGENT. The Company has appointed American Securities Transfer & Trust Incorporated as its Transfer and Warrant Agent for the Common Stock and Redeemable Warrants.

                        SHARES AVAILABLE FOR FUTURE SALE

         FUTURE SALES OF COMMON STOCK. Upon completion of this Offering, there will be 2,443,302 shares of Common Stock outstanding (assuming no exercise of existing Options or Warrants), of which 1,150,000 shares of Common Stock sold in this Offering (excluding an additional 172,500 shares of Common Stock and 172,500 Redeemable Warrants to purchase 172,500 shares of Common Stock if the Underwriters' over-allotment option is exercised in full) will be freely tradable in the United States without restriction under the Securities Act, by persons other than "affiliates" of the Company, as defined under the Securities Act. Of the remaining 1,293,302 shares outstanding, (i) 289,902 shares were issued pursuant to Rule 504 of Regulation D in the Company's 1995-1996 private offering of Common Stock (See "CERTAIN TRANSACTIONS") and would be freely tradable under federal securities laws after this Offering but for a 13 month post-Offering "lock-up" provision contained in the subscription agreements executed by investors in such offering, and (ii) 1,003,400 shares have not been registered under the Securities Act and constitute "restricted securities" under Rule 144 of the Securities Act ("Rule 144"). Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a three-year holding period without any quantity limitation. The Company's Chairman and Chief Executive Officer (Mr. DeJordy) has agreed not to sell any of his 923,650 shares of Common Stock, all of which constitute restricted securities, for a period of 13 months from the date of this Prospectus without the prior written consent of the Underwriter. Thereafter, except for 300,000 shares which are subject to an escrow agreement (See "PRINCIPAL STOCKHOLDERS"), Mr. DeJordy would be eligible to resell such shares, subject to volume limitations and other conditions imposed by Rule 144. With respect to the remaining 79,750 shares of Common Stock which constitute restricted securities, 55,100 shares held by non-affiliates would become eligible for resale under Rule 144 on October 2, 1997 and 24,650 shares held by non-affiliates would become eligible for resale on May 30, 1998, subject to volume limitations and other conditions imposed by Rule 144. Future sales under Rule 144 may have a depressive effect on the market price of the Common Stock should a public market develop for such stock as to which there can be no assurance. In addition, the Bridge Warrants will become exercisable for 105,882 shares of Common Stock 13 months after this Offering. Following registration thereof, which the Company is obligated to undertake, resales of such shares could also have a depressive effect on the market price of the Common Stock.


                                  UNDERWRITING

         The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement), to purchase from the Company 1,150,000 Shares and Redeemable Warrants. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter shall be obligated to purchase all of the Shares and Redeemable Warrants.

         The Underwriter has advised the Company that it proposes to offer the Shares and Redeemable Warrants to the public at the initial public offering prices set forth on the cover of this Prospectus. The Underwriter has advised the Company that it may allow to certain dealers concessions of not in excess of $.21 per share of Common Stock and $.005 per Redeemable Warrant, of which a sum not in excess of $.11 per share of Common Stock and $.0025 per Redeemable Warrant may in turn be reallowed by such dealers to other dealers. After the issuance of the Shares, the public offering prices, the concessions and the reallowances may be changed. The Underwriter has further advised the Company that it does not expect sales to discretionary accounts to exceed five percent of the total number of Shares offered hereby.

         The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent of the total proceeds of the Offering, of which $50,000 has already been paid.

         The  Company  has  granted  an option to the  Underwriter,  exercisable during the 45-day period following the effective date of the Underwriting Agreement, to purchase up to 172,500 shares of Common Stock and/or 172,500 Redeemable Warrants at the offering price less underwriting discounts and the non-accountable expense allowance.

The Underwriter may exercise such option only to satisfy over-allotments in the sale of the Shares and Redeemable Warrants.

         Upon the exercise of the Redeemable Warrants and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc., and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission equal to five percent (5%) of the exercise price of the Redeemable Warrants. However, no compensation will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if
(a) the market price of the underlying shares of Common Stock is lower than the exercise price, (b) the Redeemable Warrants are exercised in an unsolicited transaction, or (c) the Redeemable Warrants subject to the Underwriter's Warrant are exercised. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for two to nine days before the solicitation of the exercise of any Redeemable Warrant or before the exercise of any Redeemable Warrant based upon a prior solicitation, until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right the Underwriter may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation.

         In connection with this Offering, the Company has agreed to sell the Underwriter, for nominal consideration, a Warrant (the "Underwriter's Warrant"), which confers the right to purchase up to 115,000 shares of Common Stock and up to 115,000 Redeemable Warrants. The Underwriter's Warrant is initially exercisable at the price (the "Exercise Price") of $5.95 per share of Common Stock and $.14 per Redeemable Warrant (140% of the respective initial public offering prices) for a period of four years commencing one year from the effective date of this Prospectus. The shares of Common Stock and Redeemable Warrants issuable upon exercise of the Underwriter's Warrant are identical to those offered hereby except for the exercise price of the Redeemable Warrants included in the Underwriter's Warrant ($7.735 share) and the lack of redemption provisions therein. The Underwriter's Warrant contains provisions providing for adjustment of the Exercise Price and the number and type of securities issuable upon the exercise thereof upon the occurrence of certain events.

         The Company has agreed to enter into a three-year consulting agreement with the Underwriter pursuant to which the Underwriter will act as a financial consultant to the Company, commencing upon the closing date of this Offering. The Underwriter will make available qualified personnel for this purpose. The consulting fee of $3,000 per month for a period of 36 months is payable in full at the closing of this Offering.

         Certain principal stockholders and the Company have agreed that, for a period of 13 months from the date of this Prospectus, they will not sell any securities (except for shares of Common Stock issued pursuant to exercise of options which may be granted under the Plan and for shares issued pursuant to the exercise of the Redeemable Warrants) without the Underwriter's prior written consent, which shall not be unreasonably withheld.

         The  Underwriting  Agreement  provides for  reciprocal  indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

         The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

         Prior to the Offering, there has been no public market for any of the Company's securities. The initial public offering prices of the Shares and Redeemable Warrants will be determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's assets, earnings, or book value or any other established criteria of value. Factors considered in determining the Offering price of the Shares and Redeemable Warrants included estimates of business potential, historical earnings, future prospects, gross proceeds to be raised, percentage of stock owned by officers and directors on the date hereof, the type of business in which the Company engages, and an assessment of the Company's management. The foregoing factors were evaluated in light of the existing state of the securities market.

                                  LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for the Company by Duffy & Sweeney, 300 Turks Head Building, Providence, Rhode Island 02903. Michael F. Sweeney, Esquire, a partner in the law firm of Duffy & Sweeney, is Secretary of the Company. William M. Prifti, Esquire, 220 Broadway, Suite 204, Lynnfield, Massachusetts 01940 and Adler, Pollock & Sheehan, 2300 Hospital Trust Tower, Providence, Rhode Island 02903 are acting as counsel for the Underwriter in connection with certain legal matters related to the Offering.


                                     EXPERTS

         The financial statements of Cafe La France, Inc. as of September 29, 1996 and for the year ended September 29, 1996 and the nine-month period ended October 1, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and to the Securities offered hereby, reference is made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document summarize only the material provisions thereof and are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates by writing to the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         Prior to this Offering, the Company has not been a reporting company under the Securities Exchange Act of 1934, as amended. Subsequent to this Offering, the Company intends to furnish to its stockholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law.

                              CAFE LA FRANCE, INC.

                        Consolidated Financial Statements

                               September 29, 1996

                   (With Independent Auditors' Report Thereon)




















                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Cafe La France, Inc.


We have audited the accompanying consolidated balance sheet of Cafe La France, Inc. and subsidiaries as of September 29, 1996 and the related consolidated statements of income, shareholders' deficit and cash flows for the year ended September 29, 1996 and the nine-months ended October 1, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cafe La France, Inc. and subsidiaries as of September 29, 1996 and the results of their operations and their cash flows for the year ended September 29, 1996 and the nine-months ended October 1, 1995 in conformity with generally accepted accounting principles.




Providence, Rhode Island                                  KPMG PEAT MARWICK LLP
November 7, 1996, except as to note 11, which is as of December 12, 1996






                                        2




                              CAFE LA FRANCE, INC.

                           Consolidated Balance Sheet

                               September 29, 1996



           Assets

Current assets (note 5):
   Cash                                                                                                     $     5,695
   Accounts receivable, less allowance for doubtful
     accounts of $19,000 (note 2)                                                                                16,569
   Notes receivable from franchisees - current portion                                                           19,185
   Inventories                                                                                                   45,284
   Prepaid expenses                                                                                              15,784
   Prepaid initial public offering costs                                                                         41,440
   Preopening costs                                                                                               1,262
                                                                                                              ---------

          Total current assets                                                                                  145,219
                                                                                                              ---------

Property and equipment (note 5):
   Equipment and store furnishings                                                                              591,286
   Office furniture and fixtures                                                                                 30,909
   Leasehold improvements                                                                                       156,699
   Vehicles                                                                                                      16,609
                                                                                                               --------
                                                                                                                795,503
   Less accumulated depreciation                                                                                156,986
                                                                                                                -------

          Net property and equipment                                                                            638,517
                                                                                                                -------

Other assets (note 5):
   Notes receivable from franchisees - long term portion                                                         32,946
   Operating rights, net of accumulated amortization of $4,985                                                   24,570
   Loan origination costs                                                                                        10,281
   Deposits                                                                                                      34,121
                                                                                                               --------

          Total other assets                                                                                    101,918
                                                                                                              ---------

          Total assets                                                                                       $  885,654
                                                                                                              =========


See accompanying notes to consolidated financial statements.






     Liabilities and Stockholders' Equity

Current liabilities:
   Deferred franchise fee                                                                                  $      5,000
   Notes payable (note 3)                                                                                       193,293
   Current installments of long-term debt (note 5)                                                               36,715
   Current installments of obligation under capital leases (note 4)                                              48,141
   Trade accounts payable                                                                                       208,552
   Income taxes payable (note 6)                                                                                    750
   Accrued expenses                                                                                             293,119
                                                                                                             ----------

          Total current liabilities                                                                             785,570
                                                                                                              ---------

Long term liabilities:
   Long-term debt, excluding current installments (note 5)                                                      332,424
   Obligations under capital leases, excluding current installments (note 4)                                     63,450
   Deferred credits (note 4)                                                                                     22,888
                                                                                                            -----------

          Total liabilities                                                                                   1,204,332
                                                                                                              ---------

Stockholders' deficit (notes 5, 7 and 11):
   Preferred stock $.01 par value.  Authorized 1,000,000 shares;
     none issued                                                                                                     -
   Common stock $.01 par value.  Authorized 9,000,000 shares;
     issued and outstanding 1,293,302 shares                                                                     12,933
   Additional paid-in capital                                                                                   935,258
   Accumulated deficit                                                                                       (1,266,869)
                                                                                                              ---------

          Total stockholders' deficit                                                                          (318,678)
                                                                                                              ---------

Commitments and contingencies (note 4)

          Total liabilities and stockholders' deficit                                                      $    885,654
                                                                                                             ==========







                                        3


                              CAFE LA FRANCE, INC.

                        Consolidated Statements of Income

                        Year ended September 29, 1996 and
                        nine months ended October 1, 1995



                                                                                              Year            Nine months
                                                                                              ended             ended
                                                                                           September 29,       October 1,
                                                                                               1996              1995
                                                                                               ----              ----

       Income:
         Sales from Company-ownc d restaurants                                            $ 2,101,283          1,429,696
         Franchise revenues (note 2)                                                           97,470             37,466
                                                                                            ---------          ---------

                   Total income                                                             2,198,753          1,467,162
                                                                                            ---------          ---------
       Costs and expenses:
         Cost of sales                                                                        884,068            607,995
         Restaurant operating expenses                                                      1,220,888            792,720
         General and administrative expenses                                                  641,879            510,895
         Depreciation and amortization                                                         68,519             43,564
                                                                                            ---------          ---------

                   Total costs and expenses                                                 2,815,354          1,955,174
                                                                                            ---------          ---------

                   Loss from operations                                                      (616,601)          (488,012)

       Other income (expense):
         Interest income                                                                        6,945              5 207
         Interest expense                                                                     (62 901)           (34.053)
                                                                                            ---------          ---------

                   Net loss before income taxes                                              (672,557)          (516,858)

       Income taxes (note 6)                                                                      750                500
                                                                                            ---------          ---------
       Net loss                                                                            $ (673,307)          (517,358)
                                                                                            =========           ========
       Loss per share                                                                      $     (.47)
                                                                                            =========
       Weighted average shares outstanding                                                  1,422,135
                                                                                            =========


See accompanying notes to c onsolidated financial statements.









                                        4


                              CAFE LA FRANCE, INC.

                Consolidated Statements of Stockholders' Deficit

                        Year ended September 29, 1996 and
                        nine months ended October 1, 1995



                                                                           Additional                            Total
                                        Preferred          Common            Paid-in        Accumulated      Stockholders'
                                          Stock             Stock            Capital          Deficit           Deficit
                                          -----             -----            -------          -------           -------

Balance December 31, 1994                   $  -           9,788              43,923            (43,877)           9,834

   Net loss                                    -              -                   -            (517,358)        (517,358)
   Dividends and distributions to
     stockholders                              -              -                   -             (32,327)         (32,327)
                                              ---            ---                 ---        -----------         --------

Balance October 1, 1995                        -           9,788              43,923           (593,562)        (539,851)

   Net loss                                    -              -                   -            (673,307)        (673,307)
   Issuance of stock                           -           3,145             891,335                 -           894,480
                                              ---        -------             -------              -----          -------

Balance September 29, 1996                  $  -          12,933             935,258         (1,266,869)        (318,678)
                                              ===         ======             =======          =========          =======


See accompanying notes to consolidated financial statements.






                                        5


                              CAFE LA FRANCE, INC.

                            Statements of Cash Flows

                        Year ended September 29, 1996 and
                        nine months ended October 1, 1995


                                                                                               Year           Nine months
                                                                                               ended             ended
                                                                                           September 26,      October 1,
                                                                                               1996              1995
                                                                                               ----              ----
Cash flows from operating activities:
   Net loss                                                                                $ (673,307)         (517,358)
   Adjustments to reconcile net loss to net cash flow
    used in operating activities:
     Depreciation                                                                              63,129            35,868
     Amortization                                                                               5,390             7,696
     Loss on uncollectible notes receivable (note 9)                                               -             68,409
     Decrease (increase) in accounts receivable                                                 1,361            (3,830)
     Increase in inventory                                                                    (21,111)          (16,173)
     Decrease in prepaid expenses                                                              41,581            52,388
     Increase in preopening costs                                                              (1,262)               -
     Increase in operating rights                                                              (1,955)          (27,600)
     Increase in deposits                                                                      (8,626)          (16,965)
     (Decrease) increase in deferred franchise fee                                            (25,000)           30,000
     (Decrease) increase in accounts payable                                                  (68,710)          155,301
     Increase in accrued liabilities                                                            1,939           206,718
     Increase in accrued income taxes                                                             750                -
     Increase in deferred credits                                                              12,269             2,601
                                                                                             --------         ---------

           Net cash used in operating activities                                             (673,552)          (22,945)

Cash flows from investing activities:
   Capital expenditures                                                                      (268,898)         (192,558)
   Loans made on notes receivable                                                                  -            (15,915)
   Payments received on notes receivable                                                       16,368             8,916
                                                                                             --------         ---------

           Net cash used in investing activities                                             (252,530)         (199,557)

Cash flows from financing activities:
   Proceeds from issuance of notes payable                                                    207,491            23,865
   Principal payments on notes payable                                                         (8,573)           (6,871)
   Proceeds from issuance of long term debt                                                   350,000           425,000
   Principal payments on long-term debt                                                      (431,243)         (173,955)
   Principal payments on capital lease obligations                                            (28,014)           (9,847)
   Stockholder distributions                                                                       -            (32,327)
   Proceeds from issuance of stock, net                                                       894,480                -
   Increase in prepaid initial public offering costs                                          (41,440)               -
   Debt issuance costs                                                                        (10,918)           (4,825)
                                                                                             --------         ---------

           Net cash provided by financing activities                                          931,783           221,040

                                                                                                          (Continued)





                                        6


                              CAFE LA FRANCE, INC.

                       Statements of Cash Flows, Continued



                                                                                               Year           Nine months
                                                                                               ended             ended
                                                                                           September 26,      October 1,
                                                                                               1996              1995
                                                                                               ----              ----

   Increase (decrease) in cash                                                                  5,701            (1,462)

   Cash at beginning of year                                                                       (6)            1,456
                                                                                         ------------         ---------

   Cash at end of year                                                                    $     5,695                (6)
                                                                                            =========       ===========

Supplemental disclosure of cash flow information:
   Interest paid                                                                           $   57,270            34,053
                                                                                             ========            ======

   Income taxes paid                                                                     $        250               500
                                                                                           ==========          ========

Noncash financing and investing activities:
   Capital lease obligations of $102,393 and $32,738 were incurred in 1996 and 1995, respectively, when the Company entered into leases for new machinery and equipment.


See accompanying notes to consolidated financial statements.





                                        7


                              CAFE LA FRANCE, INC.

                   Notes to Consolidated Financial Statements

                               September 29, 1996





(1) Summary of Significant Accounting Policies
   (a) Description of Business
     Cafe La France, Inc. (the Company) operates  Company-owned  restaurants and sells franchise rights to operate restaurants through its two wholly-owned subsidiaries (note 7c). As of September 29, 1996 and October 1, 1995, the Company had ten Company-owned restaurants and seven and five franchised restaurants, respectively, the majority of which are located in the Rhode Island area.

   (b) Franchise Revenues
     Franchise agreements are executed for each franchised restaurant and provide the terms of the franchise arrangement between the Company and the franchisee. The franchise agreement requires the franchisee to pay an initial, non-refundable franchise fee plus continuing royalties based upon a percentage of restaurant sales. Other fees may be charged to cover the costs of advertising, audit and accounting fees, transfer fees and training. The franchisor is obligated to provide initial training and other management services such as menu selections, provision of supplier contacts, and the non-exclusive use of the trademark within an exclusive territory as mutually agreed upon by the franchisor and franchisee as governed by the franchise agreement.

     Initial franchise fees are recognized as revenue when the Company  performs substantially all initial services required by the franchise agreement, which generally occurs shortly after restaurant opening. Continuing royalties are recognized as earned with an appropriate provision for estimated uncollectible amounts. Initial franchise fees received applicable to restaurants for which substantially all initial services required by the franchise agreement have not been performed are recorded as deferred franchise fees in the accompanying balance sheet.

     Deferred initial franchise fees that are expected to be recognized within 12 months of the balance sheet date are classified as current portion of deferred franchise fees in the accompanying balance sheet.

   (c) Cash and Cash Equivalents
     Cash and cash equivalents include all cash balances and highly liquid investments purchased with a maturity to the Company of three months or less.

   (d) Inventories
     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

                                                                     (Continued)





                                        8


                              CAFE LA FRANCE, INC.

              Notes to Consolidated Financial Statements, Continued





   (e) Operating Rights
     Operating  rights,  which  represent the excess of purchase price over fair value of net assets acquired, are amortized on a straight-line basis over 10 years. The Company periodically assesses the recoverability of this intangible asset by determining whether the amortization of the operating rights balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of operating rights impairment, if any, is measured based on projected future operating cash flows discounted at a rate commensurate with the risks involved. The assessment of the recoverability of the operating rights will be impacted if estimated future operating cash flows are not achieved.

   (f) Preopening Costs
     Direct, incremental restaurant pre-opening costs, comprised primarily of the cost of hiring and training restaurant employees, are amortized over the initial 12 months of a restaurant's operations.

   (g) Property and Equipment
     Property and equipment are stated at cost.  Depreciation  is computed using the straight-line method over the estimated useful lives of the respective assets for financial reporting purposes. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease term, including renewal periods when the Company intends to exercise renewal options, or the estimated useful life of the asset.

   (h) Advertising and Promotion Expenses
     Advertising  costs are expensed during the year in which they are incurred.
       Promotion costs are expensed over the period of the promotional event. Advertising expense was $5,953 and $7,092 for the year ended September 29, 1996 and the nine month period ended October 1, 1995, respectively. Included in prepaid assets at September 29, 1996 is $12,902 of printed promotional brochures used in on-going promotional programs.

   (i) Income Taxes
     Income  taxes are  accounted  for under  the  asset and  liability  method.
       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Prior to October 2, 1995, each of the existing legal entities included in the Company had elected those provisions of the Internal Revenue code (Subchapter S) and state laws which provide for the income of the Company to be taxed at the stockholder level. During the period ended October 1, 1995 no income tax expense or benefit was recorded by the Company other than state minimum tax.






                                        9


                              CAFE LA FRANCE, INC.

              Notes to Consolidated Financial Statements, Continued





   (j) Loss Per Share
     Loss per share for the year ended September 29, 1996 is based on the average number of shares of common stock and common stock equivalents outstanding, using the treasury stock method, during the year after giving effect to a 290-for-1 stock exchange in connection with a merger on October 25, 1996 (note 7c). Common stock equivalents include shares issuable upon exercise of outstanding stock options and warrants. In addition, pursuant to SEC Staff Accounting Bulletin 83, common stock options and warrants granted and shares issued during the 12 months immediately preceding the offering date at a price below the proposed offering price of the Company's initial public offering are reflected in the earnings per share calculation as if they had been outstanding for the full year (using the treasury stock method and the proposed initial public offering price). For purposes of this calculation, common stock equivalents totaled 128,833 incremental shares under the treasury stock method.

     Weighted average shares outstanding used in the loss per share calculation were 1,422,135.

   (k) Use of Estimates
     The preparation of financial statements in accordance with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

   (l) Fiscal Periods
     Prior to October 2, 1995, the Company's financial reporting was done on a calendar basis. Effective October 2, 1995, the Company changed to a 52/53-week fiscal year comprised of four thirteen-week periods ending the Sunday closest to September 30.

(2) Franchise Fee Revenue
   Franchise revenues for the year ended September 29, 1996 and period ended
    October 1, 1995 consist of the following:
                                                      1996              1995
                                                      ----              ----

       Initial franchise fees                       $  45,000            15,000
       Royalty revenue                                 52,470            22,466
                                                       ------            ------

          Total                                     $  97,470            37,466
                                                       ======            ======

   The associated franchise receivables included within accounts receivable in the accompanying balance sheet at September 29, 1996 is as follows:

       Royalty receivables                                      $  17,660
       Less allowance for doubtful accounts                        10,000
                                                                   ------

                                                                $   7,660
                                                                =========






                                       10


                              CAFE LA FRANCE, INC.

                    Notes to Financial Statements, Continued




(3) Notes Payable
   The Company has short-term notes payable outstanding of $123,477 relating to the purchase of various equipment and leasehold improvements. Interest rates on these notes range from 10%-15%, and they are all due within one year of September 29, 1996. The Company also has an amount outstanding of $69,816 relating to an unsecured promissory note. Interest on this note is 15%. The note is due the earlier of March 19, 1997, or ten days after the successful completion of an initial public offering by the Company (note
     11).

(4) Leases
   The Company leases certain equipment under capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases, and accordingly, it is recorded in the Company's assets and liabilities. The amount shown as property and equipment is $153,543 with related accumulated depreciation of $29,575.

   The  Company  leases  several  restaurant   facilities  under   noncancelable
     operating leases. These leases generally contain renewal options for periods ranging from 5 to 15 years and require the Company to pay executory costs such as maintenance and insurance. Rent expense for operating leases aggregated $259,445 and $180,943 for the year ended September 29, 1996 and the period ended October 1, 1995, respectively.

   Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year and future minimum capital lease payments as of September 29, 1996 are:

                                                                                              Capital          Operating
       Year ending:                                                                           Leases            Leases
       ------------                                                                           ------            ------

           1997                                                                           $    60,186           283,308
           1998                                                                                49,346           260,749
           1999                                                                                22,947           205,203
           2000                                                                                    -            183,291
           2001                                                                                    -            176,676
           Thereafter                                                                              -            870,262
                                                                                           ----------        ----------

               Total minimum lease payments                                                   132,479         1,979,489

           Less amount representing interest                                                   20,888
                                                                                           ----------
           Present value of minimum capital lease payments                                    111,591

           Less current installments of obligations under capital leases                       48,141
                                                                                           ----------

           Obligations under capital leases, excluding current installments               $    63,450
                                                                                          ===========

   Deferred credits in the accompanying balance sheet represent accruals for escalating rental payments on operating leases.






                                       11

                              CAFE LA FRANCE, INC.

                    Notes to Financial Statements, Continued



(5) Long-Term Debt
   Long-term debt at September 29, 1996 consists of the following:

     Term loan payable to bank,  secured by  substantially  all of the assets of the Company, with monthly principal payments through February 2006,
     interest at the prime rate plus 2.75%                                                                   $  342,923

     Installment  note  secured by  equipment,  payable in monthly  installments
     through March 1998 at an interest rate of 15%                                                               14,560

     Installment  note  secured by  vehicle,  payable  in  monthly  installments
     through February 1999 at an interest rate of 9.99%                                                          11,656
                                                                                                               --------

           Total long-term debt                                                                                 369,139
           Less:  current installments                                                                           36,715
                                                                                                               --------

           Long-term debt, excluding current installments                                                    $  332,424
                                                                                                                =======

   The prime rate at September 29, 1996 was 8.25%.


   The term loan payable to bank contains restrictions on the payment of dividends without the bank's prior written consent.

   The aggregate maturities of long-term debt for each of the five years subsequent to September 29, 1996 are as follows: 1997 - $36,715; 1998 - $35,501; 1999 - $29,492; 2000 - $30,706; 2001 - $30,304; and thereafter
     $206,421.

(6) Income Taxes
   Effective  October 2, 1995,  the  Company  adopted  FASB  Statement  No. 109,
     Accounting for Income Taxes. Prior to October 2, 1995, each of the existing legal entities included in the Company had elected those provisions of the Internal Revenue code (Subchapter S) and state laws which provide for the income of the Company to be taxed at the stockholder level. The Company terminated the S corporation elections as of October 2, 1995, and is subject to federal and state income taxes. Management anticipates the filing of consolidated federal and state returns. The income tax provision is based on consolidated filings.

   The provision for income taxes attributed to earnings before income tax are:

                                                  1996              1995
                                                  ----              ----
     Current:
       Federal                                    $  -                 -
       State                                        750               500
                                                    ---               ---

                                                    750               500

                                                                     (Continued)





                                       12


                              CAFE LA FRANCE, INC.

                    Notes to Financial Statements, Continued






                                                     1996               1995
                                                     ----               ----
     Deferred:
       Federal                                          -                 -
       State                                            -                 -
                                                       ---               ---

                                                        -                 -
                                                       ---               ---

          Total Provision                            $ 750               500
                                                       ===               ===

   A reconciliation of the statutory United States federal income tax rate to the Company's effective income tax rate is as follows:

                                                      1996              1995
                                                      ----              ----

     Federal  statutory income tax rate                34%               34%
     State income taxes, net of Federal benefit        -                 -
     Effect of S corporation elections                 -                (34)
     Valuation reserve                                (34)               -
                                                      ---               ---

     Effective tax rate                                -                 -
                                                      ===               ===

   All earnings of the Company before tax are from domestic sources. The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 29, 1996 are:

     Assets:
       Deferred rent expense                                       $     5,276
       Settlement reserve                                                6,267
       Bad debt reserve                                                  8,170
       Net operating loss carry-forwards                               339,543
                                                                       -------
          Gross deferred tax assets                                    359,256

       Less valuation reserve                                          320,714
                                                                       -------
          Net deferred tax assets                                       38,542

     Liabilities:
       Excess tax depreciation                                          28,486
       Conversion from accrued to cash basis for tax purposes           10,056
                                                                      --------
          Gross deferred tax liability                                  38,542
                                                                        ------

          Net deferred tax asset                                      $      -
                                                                      ========

   AtSeptember 29, 1996 deferred tax assets and non-current deferred tax liabilities were $0. The valuation reserve against gross deferred tax assets increased by $320,714 for the year ended September 29, 1996. The valuation reserve at September 29, 1996 is $320,714.

                                                                     (Continued)





                                       13


                              CAFE LA FRANCE, INC.

                    Notes to Financial Statements, Continued




   Unused net operating loss of approximately $780,000 will expire primarily during fiscal year end September 2011 and September 2001 for federal and state purposes, respectively.

(7) Stockholders' Equity
   (a) Sale of Common Stock
     During fiscal year 1996 the Company sold 1,085 (314,551 after effect of the reorganization (note 7c)) shares of common stock of Cafe la france, Inc. as part of a private offering, for proceeds net of expenses of $894,480.

   (b) Preferred Stock
     The Company has 2,000 authorized shares of preferred stock at a par value of $.01. No shares were issued and outstanding at September 29, 1996. In connection with the reorganization (note 7c) the Company authorized 1,000,000 shares of preferred stock.

   (c) Reorganization
     Effective October 25, 1996, Cafe la france, Inc. a Rhode Island corporation owning 100% of CLF2, Inc. and CLF Franchise Corporation, the Company's operating subsidiaries, was merged with Cafe La France, Inc., a Delaware corporation. On that date, each share of the stock in the Rhode Island corporation was exchanged for 290 shares of common stock of Cafe La France, Inc., the Delaware corporation. This resulted in 1,293,302 shares issued and outstanding at the date of the merger. All share and per share data presented in the accompanying consolidated financial statements have been restated to reflect the increased number of authorized and outstanding shares of common stock.

   (d) Warrants
     Inconnection with the bridge financing (note 11) the Company issued a warrant to purchase shares of common stock with each financing unit sold. The number of shares to be received under the warrant is determined by dividing 75% of the amount of each note by the price per share of common stock offered to the public in an initial public offering. Each warrant shall become exercisable for a period of 60 days commencing thirteen months after the successful completion of an initial public offering of common stock by the Company at an exercise price of $.01 per share.

   (e) Stock Option Plans
     InSeptember 1996 the Board of Directors and shareholders established a qualified Employee Stock Option Plan (the Plan) which provides for a maximum of 400,000 shares of common stock options to be granted to employees. Incentive stock options to purchase 65,250 shares at $3.45 per share (the fair market value at date of grant) have been granted to employees under the Plan. The options vest over a three year period. Under the Plan, no options are exercisable for a period of more than ten years after date of grant. No options are exercisable at September 29, 1996.

     The Company has also issued 58,000 non-qualified options to purchase shares at $3.45 per share (the fair market value at date of grant) to two non-employee consultants in connection with a private placement offering made by the Company during 1996. The options vested immediately. No options have been exercised at September 29, 1996.






                                       14


                              CAFE LA FRANCE, INC.

                    Notes to Financial Statements, Continued




(8) Financial Instruments Fair Value Information
   The carrying values of the Company's long-term debt approximates their fair values based on current interest rates of similar instruments and the majority of the long-term debt fluctuating with the prime rate of interest. The carrying values of the Company's other financial instruments at September 29, 1996, including cash, accounts receivable, other current assets, accounts payable, and accrued expenses approximate their fair values because of their short maturity.

(9) Related Party Transaction
   During 1995 the Company held a note receivable from a former president of the Company. The note receivable in the amount of $37,772, was deemed uncollectible and included as general and administrative expenses for the nine months ended October 1, 1995. The Company also had notes receivable from two franchisees, totaling $30,637, that were deemed uncollectible and expensed during the nine months ended October 1, 1995.

(10) Dependence on Suppliers
   The Company purchases all of its coffee products and most of its food products from three main suppliers. The Company does not have any written supply agreements with any of its suppliers. Although the Company believes its suppliers have sufficient capacity to meet any increase in demand resulting from the Company's growth strategy, a disruption in supply or degradation in quality could have an adverse impact on the Company's business and financial results.

(11) Subsequent Events
   Subsequent to September 29, 1996, the Company obtained financing in the form of unsecured promissory notes amounting to $154,063, bearing interest at 15% per annum. The notes were due upon the earlier of (i) six months from the date of the note, or (ii) ten days after the successful completion of an initial public offering of common stock by the Company. The note payable of $69,816 at September 29, 1996 (note 3) as well as the notes amounting to $154,063 were prepaid without penalty with a portion of the proceeds of a bridge financing in the amount of $600,000 closed by the Company in October and November 1996. The bridge financing consisted of units of subordinated, unsecured promissory notes in the principal amount of $25,000 each, bearing interest at the rate of 12% per annum, and a non-transferable warrant exercisable for that number of shares of the Company's common stock determined by dividing 75% of the amount of each note by the price per share of the Company's common stock offered to the public in an initial public offering of common stock by the Company. The principal and interest payable under the notes are payable upon the earlier of (i) one year from the date of each note, or (ii) ten days after the successful completion of an initial public offering of common stock by the Company.

   On November 30, 1996,the Company revoked the franchise license of one of its franchisees. The Company is currently operating the location. On December 1, 1996, the Company closed its commissary. The commissary derived revenue and incurred expenses primarily from the sale of food to franchises and intercompany food sales and purchasing. Company owned restaurants and franchisees will purchase food products from Cafe La France approved vendors based upon an approved product listing on a go forward basis.

   On December 13, 1996,  the  President  of the Company  entered into an escrow agreement whereby if the Company does not meet or exceed specific net earnings goals in fiscal years 1998, 1999 and 2000, 300,000 shares owned by the president, which are currently in escrow, will be permanently transferred to the Company for a price of $.01 per share.



================================================================================

       No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any of the Underwriters or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities: (i) other than those specifically offered hereby, (ii) in any jurisdiction in which such offer or solicitation is not authorized, (iii) in any jurisdiction in which the person making such offer or solicitation is not qualified to do so, (iv) to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction, or (v) to any person who is not a United States resident or who is outside the jurisdiction of the United States. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date as of which such information is provided in this Prospectus.

                             -----------------------

                                TABLE OF CONTENTS
                                                       Page
                                                       ----
Prospectus Summary ....................................
Risk Factors...........................................
The Company............................................
Use of Proceeds........................................
Dividend Policy........................................
Capitalization.........................................
Dilution...............................................
Selected Consolidated Financial Data...................
Management's Discussion and Analysis of Financial
Condition and Results of Operations....................
Business...............................................
Management.............................................
Certain Transactions...................................
Principal Stockholders.................................
Description of Securities..............................
Shares Available for Future Sale.......................
Underwriting...........................................
Legal Matters..........................................
Experts ...............................................
Additional Information.................................

                            -------------------------

       Until ________, 1997 (25 calendar days after the date of this Prospectus), all dealers effecting transactions in the Securities offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================





================================================================================




                          1,150,000 Shares Common Stock

                                       and

                           1,150,000 Redeemable Common
                             Stock Purchase Warrants





                                     [LOGO]











                             -----------------------

                                   PROSPECTUS

                             -----------------------







                           SCHNEIDER SECURITIES, INC.







                              ______________, 1997







================================================================================









                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL") affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Twelfth of the Company's Certificate of Incorporation provides that any person made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss, provided, however, that the Company shall indemnify such person in any proceeding initiated by such person only if such proceeding was authorized by the Directors of the Company. The right of indemnification described herein includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided that such person, if required by the DGCL, undertakes to repay all amounts advanced if it shall be ultimately determined that such director or officer is not entitled to be indemnified under Article Twelfth or otherwise.

         Section 102(b)(7) of the DGCL gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. Article Twelfth of the Company's Certificate of Incorporation states that to the maximum extent permitted by Section 102(b)(7) of the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages resulting from such director's breach of fiduciary duty as a director of the Company, except for liability involving one of the four exceptions described in (i) through (iv) above. In addition, the Certificate of Incorporation provides that if the DGCL is amended to authorize the further limitation or elimination of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Section 145 of the DGCL also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Article Twelfth of the Company's Certificate of Incorporation provides that the Company may maintain insurance to protect the Company and its directors and officers against expenses, liabilities and losses whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

         Reference is also made to of the Underwriting Agreement between the Company and the Representative, filed as Exhibit 1 to this Registration Statement, for a description of indemnification arrangements between the Company and the Underwriters.





                                      II-1






ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered other than the underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ listing application fee:

                Item                                                 Amount
                ----                                                 ------
        SEC registration fee....................................... $  4,440
        NASD filing fee............................................ $  1,965
        NASDAQ listing application fee............................. $  9,313
        Blue Sky fees and expenses................................. $ 15,000
        Printing and engraving expenses*........................... $ 40,000
        Accounting fees and expenses............................... $ 22,500
        Legal fees and expenses.................................... $130,000
        Transfer agent and registrar fee........................... $  1,000
        Miscellaneous.............................................. $ 14,957
                Total.............................................. $239,175

* includes Edgar filing service charges

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

        During the past three years, the following securities were sold by the Registrant without registration under the Securities Act:

        (a) During 1996, the Company completed a private offering of 12% promissory notes (the "Notes") and common stock purchase warrants (the "Bridge Warrants") to 13 accredited investors. The Notes will be repaid with the proceeds of this Offering. The Bridge Warrants become exercisable for $.01 per share for a period of 60 days beginning 13 months after the successful completion of this Offering. The Bridge Warrants are exercisable for a total of 105,882 shares of Common Stock in the Company. The Company has agreed to file a registration statement to register the resale of the shares acquirable upon exercise of the Bridge Warrants. The Bridge Warrants are nontransferable and, prior to exercise, do not confer upon their holders any voting or other rights as stockholders of the Company.

         (b) On various  dates  between  October 6, 1995 and July 22, 1996,  the
Company issued a total of 999.66 shares (the equivalent of 289,902 post-Reorganization shares of Company Common Stock) for an aggregate purchase price of $1,000,000.

         (c) On October 25, 1996, Cafe la france, Inc., a Rhode Island corporation and holder of all of the outstanding stock of the Company's operating subsidiaries, was merged with and into the Company in a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Reorganization"). In connection with the Reorganization, each existing stockholder in the Rhode Island corporation received 290 shares of Common Stock in the Company in exchange for each outstanding share of common stock of the Rhode Island corporation owned thereby.

         (d) On October 2, 1995, Mr. DeJordy contributed all of the outstanding stock of the Company's operating subsidiaries, CLF2, Inc. and CLF Franchise Corporation, to the Company in exchange for 3,375 shares of common stock of the Company.

         The issuances described in Item 26(a) were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder, relating to sale of securities by an




                                      II-2






issuer not involving any public offering. The issuances described in Item 26(b) were made in reliance upon the exemption under Section 4(2) of the Securities Act relating to the sale of securities by an issuer not involving any public offering and Rule 504 of Regulation D promulgated thereunder and under Section 3(b) of the Securities Act. The exchanges described under Items 26(c) and (d) did not involve "sales" subject to the registration requirements of the Securities Act.

ITEM 27.  EXHIBITS

The following exhibits are filed as part of this Registration Statement with the Securities and Exchange Commission, pursuant to Item 601 of Regulation S-B. All exhibits refer to the Company unless otherwise indicated.


                                  EXHIBIT INDEX
                                  -------------


  No.    Item                                                                                       Page
  ---    ----                                                                                       ----

  1      Form of  Underwriting Agreement and Selected Dealer Agreement

  2      Agreement and Plan of Merger and Reorganization

  3.1 Certificate of Incorporation, filed with the Delaware Secretary of State on September 25, 1996

  3.2    By-Laws of the Company

  4.1*   Specimen Common Stock Certificate

  4.2    Form of Warrant to be issued to the Underwriter

  4.3*   Form of Redeemable Warrant

  4.4*   Form  of  Warrant  Agent  Agreement  between  the  Company and American
         Securities Transfer & Trust Incorporated

  4.5    Form of Bridge Warrant registration right (See Exhibit 10.16)

  4.6    Relevant portion of Article II and VII of By-Laws (included in Exhibit
         3.2)

  5.1* Opinion of Duffy & Sweeney regarding the legality of the securities offered

 10.1    1996 Incentive Stock Option Plan

 10.2    Form of Incentive Stock Option Agreement for 1996 Incentive Stock Option
         Plan

 10.3 Incentive Stock Option Agreement between the Company and Robert G. King dated November 1, 1996

 10.4    Form of Non Qualified Stock Option Agreement





                                      II-3






 10.5    Employment Agreement with Thomas W. DeJordy dated November 1, 1996

 10.6    Employment Agreement with Robert G. King dated November 1, 1996

 10.7*   Standard Form of Store Franchise Agreement

 10.8 Loan Agreement dated February 28, 1996 between the Company and Home Loan and Investment Bank

 10.9 $350,000 Term Promissory Note dated February 28, 1996 issued to Home Loan and Investment Bank

10.10    Security Agreement dated February 28, 1996 between the Company and Home
         Loan and Investment Bank

10.11    Guaranty of CLF Franchise Corporation and CLF2, Inc.

10.12    Security  Agreement  dated  February  28,  1996  between  Home Loan and
         Investment Bank and CLF2, Inc.

10.13 Security Agreement dated 2/28/96 between Home Loan and Investment Bank and CLF Franchise Corporation

10.14    Letter  Agreement of Home Loan and  Investment  Bank dated  October 23,
         1996 consenting to the Agreement and Plan of Merger and  Reorganization
         (See Exhibit 2 above)

10.15    Form of Unsecured  Promissory  Note dated October 31, 1996 and November
         15, 1996 evidencing $600,000 bridge loans to the Company made on such dates

10.16 Form of Non-Transferable Common Stock Purchase Warrants, issued to purchasers of unsecured promissory notes dated October 31, 1996 and November 15, 1996

10.17*   Form of Financial Advisory and Investment Banking Agreement between the
         Company and the Underwriter

10.18*   Form of Escrow Agreement between the Company and ____________

11       Computation of Net Loss Per Share

21.1     Subsidiaries of the registrant

23.1     Consent of KPMG Peat Marwick LLP

23.2     Consent of Duffy & Sweeney
         (included in Exhibit 5.1 to this Registration Statement)

24.1*    Power of Attorney of Richard LaFrance

27.1     Financial Data Schedule

--------------------

* To be Filed by Amendment



                                      II-4






ITEM 28.  UNDERTAKINGS.

        The Company will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Company hereby undertakes that, if relying on Rule 430A under the Securities Act:

        (1) for determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be treated as part of this Registration Statement as of the time the Commission declared it effective.

        (2) for determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be treated as a new registration statement for the securities offered in this Registration Statement and that offering of the securities at that time shall be treated as the initial bona fide offering of those securities.






                                      II-5






                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Providence, Rhode Island on December 17, 1996.

                                       Cafe La France, Inc.



                                       By:   /s/ Thomas W. DeJordy
                                          -------------------------------------
                                           Thomas W. DeJordy, Chairman of
                                           the Board, Chief Executive Officer,
                                           President and Director



                                       By:   /s/ Robert G. King
                                          -------------------------------------
                                           Robert G. King,  Chief Financial
                                           Officer, Treasurer, Principal
                                           Accounting Officer and Director




                                       By:   /s/ Richard LaFrance
                                          -------------------------------------
                                          Richard LaFrance, Director











                                  EXHIBIT INDEX
                                  -------------


  No.    Item                                                                                       Page
  ---    ----                                                                                       ----

  1      Form of  Underwriting Agreement and Selected Dealer Agreement

  2      Agreement and Plan of Merger and Reorganization

  3.1 Certificate of Incorporation, filed with the Delaware Secretary of State on September 25, 1996

  3.2    By-Laws of the Company

  4.1*   Specimen Common Stock Certificate

  4.2    Form of Warrant to be issued to the Underwriter

  4.3*   Form of Redeemable Warrant

  4.4*   Form  of  Warrant  Agent  Agreement  between  the  Company and American
         Securities Transfer & Trust Incorporated

  4.5    Form of Bridge Warrant registration right (See Exhibit 10.16)

  4.6    Relevant portion of Article II and VII of By-Laws (included in Exhibit
         3.2)

  5.1* Opinion of Duffy & Sweeney regarding the legality of the securities offered

 10.1    1996 Incentive Stock Option Plan

 10.2    Form of Incentive Stock Option Agreement for 1996 Incentive Stock Option
         Plan

 10.3 Incentive Stock Option Agreement between the Company and Robert G. King dated November 1, 1996

 10.4    Form of Non Qualified Stock Option Agreement







 10.5    Employment Agreement with Thomas W. DeJordy dated November 1, 1996

 10.6    Employment Agreement with Robert G. King dated November 1, 1996

 10.7*   Standard Form of Store Franchise Agreement

 10.8 Loan Agreement dated February 28, 1996 between the Company and Home Loan and Investment Bank

 10.9 $350,000 Term Promissory Note dated February 28, 1996 issued to Home Loan and Investment Bank

10.10    Security Agreement dated February 28, 1996 between the Company and Home
         Loan and Investment Bank

10.11    Guaranty of CLF Franchise Corporation and CLF2, Inc.

10.12    Security  Agreement  dated  February  28,  1996  between  Home Loan and
         Investment Bank and CLF2, Inc.

10.13 Security Agreement dated 2/28/96 between Home Loan and Investment Bank and CLF Franchise Corporation

10.14    Letter  Agreement of Home Loan and  Investment  Bank dated  October 23,
         1996 consenting to the Agreement and Plan of Merger and  Reorganization
         (See Exhibit 2 above)

10.15    Form of Unsecured  Promissory  Note dated October 31, 1996 and November
         15, 1996 evidencing $600,000 bridge loans to the Company made on such dates

10.16 Form of Non-Transferable Common Stock Purchase Warrants, issued to purchasers of unsecured promissory notes dated October 31, 1996 and November 15, 1996

10.17*   Form of Financial Advisory and Investment Banking Agreement between the
         Company and the Underwriter








10.18*   Form of Escrow Agreement between the Company and ____________

11.1     Computation of Net Loss Per Share

21.1     Subsidiaries of the registrant

23.1     Consent of KPMG Peat Marwick LLP

23.2     Consent of Duffy & Sweeney
         (included in Exhibit 5.1 to this Registration Statement)

24.1*    Power of Attorney of Richard LaFrance

27.1     Financial Data Schedules

--------------------

* To be Filed by Amendment
